Exhibit 10.1
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
STRATEGIC SERVICES AGREEMENT
This Strategic Services Agreement (together with the exhibits and any future amendments hereto, this “Agreement”) is entered into as of this 1st day of December, 2020 (the “Effective Date”) by and among ZOVIO INC, a Delaware corporation (“Provider”), THE UNIVERSITY OF ARIZONA GLOBAL CAMPUS, an Arizona nonprofit corporation (“Client”), and the ARIZONA BOARD OF REGENTS, a body corporate, for and on behalf of THE UNIVERSITY OF ARIZONA (“DigiCat”), solely with respect to the rights, obligations and interests set forth in the DigiCat Binding Provisions (as defined below). Provider and Client, and DigiCat to the extent applicable, may each be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Section 1.
Whereas, Provider and Ashford University, LLC, a California limited liability company (“Seller”) and a wholly-owned Subsidiary of Provider, entered into the Purchase Agreement with DigiCat and Client, pursuant to which at the Closing, Client purchased certain assets and assumed certain liabilities of Seller relating to Ashford University, which Client has renamed (or will immediately rename) to “The University of Arizona Global Campus” (the “Institution”);
Whereas, in connection with the consummation of the Acquisition, DigiCat and Client have determined that it is in the best interests of the Institution and its students, faculty and staff to engage Provider to provide to Client (for the benefit of the Institution) the Services, and Provider desires to provide such Services to Client, subject to the terms and conditions set forth herein;
Whereas, simultaneously herewith, Provider and Client are entering into a Transition Services Agreement, pursuant to which Provider will provide Client certain transition services; and
Whereas, DigiCat and Client believe that the implementation of the services relationship with Provider is in alignment with the mission of the Institution and that the Services to be provided by Provider to Client hereunder will assist the Institution in fulfilling that mission:
Now, therefore, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the following meanings:
1.1 “Academic Reputation Material Adverse Change” means a material and adverse change in the academic reputation of DigiCat as a state university and a

Exhibit 10.1
public research institution, which adverse change has persisted, or would be reasonably expected to persist, for a durationally significant period of time; provided, however, that “Academic Reputation Material Adverse Change” shall not include any such change that, directly or indirectly, arises out of or is attributable to: (i) general economic or political conditions; (ii) conditions generally affecting institutions of higher education similar to DigiCat or postsecondary educational services providers similar to Provider; (iii) any changes in financial or securities markets in general; (iv) state, national or international political or social conditions, including the declaration of a state or national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in Applicable Law (including any Educational Law) and any interpretations of Applicable Law by a Governmental Entity or Educational Agency; (vi) the announcement, pendency or completion of the Acquisition; (vii) any failure of Client to meet any Operating Budget, projections, forecasts or revenue or earnings predictions (including any specific Residual Amount); (viii) matters relating to Provider or the Institution that arise from or are related to actions or omissions that occurred prior to the Effective Date, or (ix) any “act of God,” including weather, natural disasters, earthquakes and pandemics (including the ongoing coronavirus outbreak, COVID-19), whether declared or not.
1.2 “Access” refers to the ability of the agents, vendors, subcontractors, officers, directors and employees of Provider, as authorized by Provider and as is reasonably necessary to perform the Services, to (a) enter and exit the facilities of Client, (b) review and analyze relevant documents, books and records of Client (including copies), and (c) consult with any employees, consultants and contractors of Client.
1.3 “Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, that engages in the granting or withholding of accreditation of post-secondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions, including without limitation WASC Senior College and University Commission (WSCUC).
1.4 “Acquisition” means the transaction by which Client acquired certain assets, and assumed certain liabilities, of Ashford University from Seller and Provider pursuant to the terms and conditions of the Purchase Agreement.
1.5 “Action” means any action, claim (including any cross-claim or counterclaim), lawsuit, complaint, charge, arbitration, litigation, Proceeding or hearing by or before a court, Governmental Entity, Educational Agency, or arbitral tribunal, whether at law or in equity.
1.6 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes hereof, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract

Exhibit 10.1
or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings); provided, however, that Provider and Client shall not be deemed to be Affiliates of one another for any purposes of this Agreement.
1.7 “Annual Measurement Period” means a Fiscal Year.
1.8 “Annual Statement of Work” has the meaning set forth in Section 4.6.2.
1.9 “Applicable Law(s)” means any laws, statutes, rules, regulations, ordinances, orders, codes, judgments, decrees or other legally binding requirements of any Governmental Entity or Educational Agency applicable to a Party.
1.10 “Applicable Percentage” means 19.5%, subject to adjustment as provided in Section 5.5.2.
1.11 “Audited Financial Statements” means the income statement, balance sheet, cash flow statement and footnotes of a Party prepared in accordance with GAAP consistently applied and certified by such Party’s independent auditor.
1.12 “Behavioral Modeling Tools and Processes” means behavioral modeling tools, algorithms, processes, models (including machine learning models) and the like developed for, among other things, (a) predicting student behavioral profiles (including the categorization of students as achievers, strivers or early dropouts or intermediate categories of the foregoing profiles) based on certain data, information and statistics, and (b) forecasting student academic progress (including Course and Program persistence and completion).
1.13 “Block A Marks” has the meaning set forth in Section 10.3.
1.14 “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Phoenix, Arizona are authorized or obligated by Applicable Law or executive order to remain closed.
1.15 “Cause” has the meaning set forth in Section 6.4.
1.16 “CCPA” means the California Consumer Privacy Act of 2018, as amended.
1.17 “Chronic Failure to Perform” with respect to a KPI means the occurrence of a Failure to Perform with respect to [***] during the Term.
1.18 “Client Data and Information” means all data, information, and statistics related to Client (including as related to the Institution, Programs, Courses, students, potential students, faculty and employees) in each case that (a) is provided or otherwise made available by Client to Provider before or after the Effective Date, or (b) Provider has access to as a result of the performance of, or in connection with the performance of, a Service. For the avoidance of doubt, Client Data and Information includes all data, information, and statistics that are derived from processing of Client Data and Information by or on behalf of Provider described in either or both of (a) and (b) above,

Exhibit 10.1
except to the extent constituting De-Identified or Aggregated Data Sets or public information.
1.19 “Client Indemnified Person” has the meaning set forth in Section 9.1.
1.20 “Client IP” means all Intellectual Property Rights in the following:
(a) all Course Materials owned by Client on the Effective Date, including those acquired by Client pursuant to the Purchase Agreement;
(b) all Course Materials and all Improvements to the Course Materials made or developed by Provider on or after the Effective Date in connection with the performance of Services for Client under this Agreement, subject to the last paragraph of this Section 1.20;
(c) all modifications, enhancements, and derivative works to or of the Course Materials described in clauses (a) and (b) above that are developed or made by Client, or by Provider for Client, on or after the Effective Date;
(d) all Client Marks that are owned by Client on or after the Effective Date;
(e) all delivery and instruction by the Institution’s faculty of Courses and Course Materials that are developed or made by or for Client prior to or on or after the Effective Date;
(f) all faculty training and development materials, faculty handbooks, faculty manuals, faculty policies, and faculty assessment tools and materials that are developed or made by or for Client prior to or on or after the Effective Date;
(g) all research conducted by Client faculty, including research results and papers, prior to or on or after the Effective Date;
(h) all corporate training and development materials developed or made by or for Client prior to or on or after the Effective Date;
(i) all developments relating to the continuing education program for the Institution’s Forbes School of Business and Technology, also known as the Knowledge Innovation Center, whether existing as of the Effective Date or made or developed by Client or developed by Provider in connection with the performance of Services for Client under this Agreement;
(j) all policies and procedures manuals, employee handbooks and course catalogues of the Institution that are developed or made by or for Client prior to or on or after the Effective Date;
(k) all Client Data and Information;

Exhibit 10.1
(l) any Behavioral Modeling Tools and Processes developed by or for Client independently of Provider and without contribution from Provider, to the extent the development thereof by or for Client is not prohibited by this Agreement;
(m) all Objects that are either (i) made or developed by or for Client on or after the Effective Date independently of Provider and without contribution from Provider, or (ii) Objects owned by Client prior to the Effective Date; and
(n) all content posted on Client’s website, social media and student portal, including the content involving online media and social media interactions with Client’s students and potential students, in each case, as developed or made by or for Client prior to or on or after the Effective Date.
For clarity, in the case of items described above, the phrase “developed … for Client … after the Effective Date” shall not include items developed by Provider after the Effective Date unless such items were made or developed by Provider for Client on or after the Effective Date in connection with the performance of Services for Client under this Agreement.
1.21 “Client Marks” means all trade names, registered domain names, service marks and trademarks (whether registered or not), trade dress, branding, “look and feel,” corporate names and logos, slogans, fictitious names, “dbas” and similar indicia of source or origin, whether registered or unregistered, owned by, registered in the name of, or licensed by a third party to Client or its Affiliates prior to or on or after the Effective Date, including the registrations and applications for registration therefor (including intent-to-use applications), all translations, transliterations, adaptations, derivations and combinations thereof and including all of the goodwill associated therewith, including the foregoing as licensed to Client in connection with the operation of the Institution’s Forbes School of Business and Technology pursuant to that certain License Agreement, dated October 31, 2013 by and between Provider and Forbes Education Holdings, LLC (as amended), which was assigned to Client in connection with the Acquisition. The Client Marks include the Block A Marks for purposes this Agreement.
1.22 “Client Net Tuition and Fees Revenue” means (a) all revenue received by Client or its Affiliates or the Institution from or on behalf of U.S.-based students in respect of tuition, technology fees, course digital materials, and miscellaneous fees for Courses and Programs, less (b) the amount of scholarships, refunds, remissions, and discounts actually provided by Client or its Affiliates or the Institution to students to the extent accounted for as a discount to revenue. For the avoidance of doubt, if Client or its Affiliates or the Institution receives any charitable contributions or other gifts, then: (i) the portion of such charitable contributions or other gifts (if any) that is actually expended to pay for tuition, technology fees, course digital materials, or miscellaneous fees for Courses and Programs on behalf of students of the Institution shall be included in Client Net Tuition and Fees Revenue if and when so expended, and (ii) the portion of such charitable contributions or other gifts not expended for purposes set forth in (i) above shall not be included in Client Net Tuition and Fees Revenue. Except as

Exhibit 10.1
otherwise expressly set forth herein, Client Net Tuition and Fees Revenue shall be determined in accordance with GAAP consistently applied.
1.23 “Client Supplied Items” has the meaning set forth in Section 8.5.
1.24 “Closing” means the closing of the Acquisition transaction contemplated by the Purchase Agreement.
1.25 “Confidential Information” means, with respect to each Party, (a) any non-public, proprietary information, and other confidential information, including any technical and non-technical information regarding current, future and proposed business operations, products and services, including, for example, information concerning research and development, financial information, procurement requirements, student and customer information and lists, business forecasts, sales information and marketing plans, descriptions, specifications and the like of such Party, and (b) any information such Party has received from a third party which such Party is obligated to treat as confidential or proprietary, in each case that is provided or communicated by such Party to another Party in connection with this Agreement after the Effective Date. Subject to the exclusions in Section 16.3 below, (i) Client Data and Information shall be deemed to be the Confidential Information of Client, and (ii) Confidential Information of Provider shall be deemed to include (A) De-Identified or Aggregated Data Sets, (B) Provider’s Behavioral Modeling Tools and Processes, (C) the processes and procedures used by Provider for the online delivery and consumption of Courses Materials, and (D) Provider’s design templates and course design processes for Course Materials.
1.26 “Contract Period” means, as the context requires, (a) the Stub Period, or (b) a Fiscal Year during the Term.
1.27 “Core Client Functions” has the meaning set forth in Section 3.
1.28 “Course Materials” means, collectively, text books, work books, syllabi, guides, and resource material and content for academic courses and curriculum related thereto, whether used for academic courses/programs or corporate training programs, including concepts, materials, resources and text requirements, self-study materials, case studies, curricula, video and audio content, academic course catalogs, assessment materials and tools, lesson plans, course activities/projects, lectures, the designs for the academic courses (excluding generic course designs) and related items and materials, in all forms and media. For clarity and notwithstanding anything to the contrary, the term “Course Materials” does not include (a) Provider’s generic course design templates or Provider’s course design processes, or (b) Objects.
1.29 “Courses” means all academic courses offered by or for the Institution as part of its Programs during the Term.
1.30 “Critical Service Level” means those Service Levels that are expressly identified as “Critical Service Levels” in an Annual Statement of Work.

Exhibit 10.1
1.31 “Decision” means a binding decision of a state or federal court of competent jurisdiction located in the State of Arizona or a final and binding arbitration decision, in each case after following the process set forth in Section 20.11.
1.32 “Defaulting Party” has the meaning set forth in Section 6.4.
1.33 “Deficiency” with respect to a KPI with an Interim Measurement Period means a failure to achieve the applicable threshold (minimum) level of performance with respect to such KPI, as set forth in an Annual Statement of Work, for any single Interim Measurement Period during a Fiscal Year.
1.34 “De-Identified or Aggregated Data Sets” means data sets (a) that are derived from any Client Data and Information, and (b) that have been de-identified, pseudonymized, anonymized or aggregated, such that the data sets do not specifically identify, or reasonably allow for the identification or re-identification of, Client, Client’s Confidential Information, Client’s students, Client’s faculty or any other natural Person associated or affiliated with Client. De-Identified or Aggregated Data Sets may include compiled statistical and performance data and information related to student performance, retention rates, graduation rates, and similar metrics and the provision and operation of the Services and the results thereof, in each case so long as such data and information complies with the preceding sentence.
1.35 “DigiCat Binding Provisions” means Section 2.2, Section 2.3, Section 4.1, Section 6.4, Section 8.1, Article 9, Section 10.3.2, Section 11.3, Section 14, Section 16.4, Section 18, Section 19, and Section 20 of this Agreement.
1.36 “DigiCat Trademark License” has the meaning set forth in Section 10.3.
1.37 “Direct Cost Charge” means, for the applicable period, Provider’s documented, direct costs reasonably incurred in providing the Services, including direct cost of materials and labor, an allocation of overhead, and amounts paid to vendors and subcontractors (including Subsidiaries), all calculated in accordance with GAAP.
1.38 “Direct Cost Charges Budget” has the meaning set forth in Section 4.6.3.
1.39 “Disclosing Party” has the meaning set forth in Section 16.1.
1.40 “Dispute” has the meaning set forth in Section 20.11.
1.41 “Disputed Line Items” has the meaning set forth in Section 4.6.3.
1.42 “Early Termination Fee” means an amount in cash equal to the Services Fees paid or payable to Provider for the twelve (12) full calendar months immediately preceding the effective date of termination.
1.43 “ED” means the United States Department of Education.

Exhibit 10.1
1.44 “Educational Activities” means all aspects of the operation of a postsecondary educational institution for general educational purposes (including the conferring of academic degrees, diplomas, honors or certificates), as such activities are conducted by the Institution as of the Effective Date and thereafter.
1.45 “Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, or otherwise regulates, post-secondary educational institutions, their programs, or their agents or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such institutions, and the provision of financial assistance to such institutions or students attending such institutions, including ED, any Accrediting Body, the U.S. Department of Defense, the U.S. Department of Veterans’ Affairs, and State Educational Agencies.
1.46 “Educational Approval” means any license, permit, authorization, certification, accreditation, or similar approval, issued or required to be issued by an Educational Agency to a Person with respect to any aspect of such Person’s operations subject to the oversight of such Educational Agency or the participation of such Person in Student Financial Assistance Programs.
1.47 “Educational Law” means all Applicable Law and Accrediting Body standards or other requirements relating to or administered by any Educational Agency or relating to any Student Financial Assistance Program, grants or loans, including all statutory and regulatory provisions related to the Title IV Programs.
1.48 “Escalation to Executive Notice” has the meaning set forth in Section 20.11.1.
1.49 “Escalation to Mediation Date” has the meaning set forth in Section 20.11.1.
1.50 “Examination Notice” has the meaning set forth in Section 5.7.2(d).
1.51 “Executive(s)” has the meaning set forth in Section 20.11.1.
1.52 “Failure to Perform” with respect to a KPI means a failure to achieve the applicable threshold (minimum) level of performance with respect to such KPI, as set forth in an Annual Statement of Work, for an Annual Measurement Period.
1.53 “Fee Adjustment” has the meaning set forth in Section 5.5.1.
1.54 “FERPA” means the Family Educational Privacy & Rights Act, 20 U.S.C. §1232g, and the regulations set forth at 34 C.F.R. Part 99.
1.55 “Fiscal Year” means the fiscal year of Client, which shall be the fiscal year beginning July 1 and ending June 30.
1.56 “Force Majeure Event” has the meaning set forth in Section 12.

Exhibit 10.1
1.57 “GAAP” means generally accepted accounting principles as in effect in the United States of America at the time the applicable financial statements were prepared, consistently applied.
1.58 “Governing Body” means the governing board or body of Client, whether denominated as “Board of Directors,” “Board of Trustees,” or otherwise.
1.59 “Governmental Entity” means any court, administrative agency, commission or other governmental authority, body or instrumentality, supranational, national, federal, state, provincial, local, municipal, domestic or foreign government or governmental or regulatory authority or any self-regulatory authority or arbitral or similar forum of any nature, including any agency, branch, bureau, commission, department, entity, official or political subdivision, whether domestic or foreign, but excluding any Educational Agency.
1.60 “HEA” means the Higher Education Act of 1965, as amended, and the rules and regulations thereunder.
1.61 “Improvements” means any modifications, enhancements, and derivative works of the Course Materials made by Provider in connection with the performance of the Services.
1.62 “Incentive Compensation Ban” has the meaning set forth in Section 2.8.3.
1.63 “Indemnified Person” means any Person that may be entitled to indemnification under this Agreement.
1.64 “Indemnifying Person” means any Party that is obligated to indemnify an Indemnified Person under this Agreement.
1.65 “Independent Accounting Firm” means, for purposes of Section 5.7.3, a nationally recognized independent certified public accounting firm mutually agreed upon and engaged by Provider and Client.
1.66 “Initial Term” has the meaning set forth in Section 6.1.
1.67 “Institution” means the post-secondary educational institution, currently known as “The University of Arizona Global Campus” and formerly known as “Ashford University” that is operated by Client after the Effective Date, including all campuses, sites, and other facilities, and all online portals, at which any portion of a Program or Course of the Institution is offered, and all Programs and Courses offered by the Institution whether offered online, on a campus or other site, in a hybrid format, or by other mode of delivery. Any reference to “Client” in the Agreement shall encompass the “Institution” unless the context indicates otherwise.
1.68 “Integrated Provider IP” has the meaning set forth in Section 10.2.2(b).

Exhibit 10.1
1.69 “Intellectual Property Rights” means any and all intellectual property, intangible property and proprietary rights, title, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world, including (a) all inventions (whether or not patentable), all improvements thereto and all patents, patent applications, provisionals and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, divisionals, restorations, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, internet domain names, website content, social medial account names and passwords, social media handles, tags, hashtags, corporate names and similar indicia of source or origin, whether registered or unregistered, including all goodwill associated therewith, and all applications (including intent-to-use applications), registrations, and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, including all rights in works of authorship, translations, abridgments, revisions, compilations and derivative works, (d) all rights in confidential or proprietary information and trade secrets (including rights in customer lists, lists of students and prospective students, employer lists, alumni lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, ideas, formulas, compositions, know-how, techniques, research and development information, drawings, specifications, designs, plans, proposals, and technical data), and (e) other intellectual property rights and related proprietary rights.
1.70 “Interim Measurement Period” means a period of less than a full Fiscal Year, as such measurement period is expressly set forth in the applicable Annual Statement of Work.
1.71 “IT Platform” means the technology platform(s), individual modules, and infrastructure built and maintained by Provider and used by Provider in connection with its performance of the Services, including to serve as an online communication portal for Client’s students, faculty, and staff and to enable online applications, Course and Course Material development, design and delivery (including online delivery), Course consumption, communications, development and maintenance of student portfolios, placement services and such other functions as are mutually agreed to by the Parties.
1.72 “KPI” means a key performance indicator with respect to one or more Services within any Service Category, as set forth in an Annual Statement of Work. Performance of a KPI shall be measured against a target level of performance and a threshold (minimum) level of performance over an Annual Measurement Period; performance with respect to certain KPIs may also be measured against a target level of performance and a threshold (minimum) level of performance over an Interim Measurement Period.
1.73 “Liabilities” and “Liability” means any and all debts, liabilities, claims, demands, commitments of any nature, losses, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), settlement payments, awards, judgments, Taxes, fines, penalties, damages, assessments, obligations or deficiencies

Exhibit 10.1
of any kind, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, express or implied, matured or unmatured, liquidated or unliquidated, or determined or determinable, including those arising under any Applicable Law or pursuant to any Action and those arising under any contract or agreement.
1.74 “Material Breach” has the meaning set forth in Section 6.4.1.
1.75 “Maximum Per Capita Operating Costs” means (a) for the Stub Period and the first Fiscal Year following the Stub Period, the Per Capita Operating Costs reflected in the final Operating Budget for the Stub Period and final Operating Budget for the first Fiscal Year following the Stub Period, respectively, (b) for the Fiscal Year ending June 30, 2023, Per Capita Operating Costs that are no greater than the Per Capita Operating Costs reflected in the Operating Budget for the prior Fiscal Year, multiplied by One Hundred Two Percent (102%), and (c) for subsequent Fiscal Years, Per Capita Operating Costs that are no greater than 102% of the Maximum Per Capita Operating Costs for the prior Fiscal Year. For clarity, and by way of examples:
(i) if Client’s actual Per Capita Operating Costs in the Fiscal Year ending June 30, 2022 are less than the Per Capita Operating Costs reflected in the Operating Budget for such Fiscal Year, then the Maximum Per Capita Operating Costs for the Fiscal Year ending June 30, 2023 shall be 102% of the budgeted Per Capita Operating Costs for the Fiscal Year ending June 30, 2022 (and not 102% of the lower actual Per Capita Operating Costs achieved in the Fiscal Year ending June 30, 2022);
(ii) If Client’s actual Per Capita Operating Costs in the Fiscal Year ending June 30, 2022 are more than the Per Capita Operating Costs reflected in the Operating Budget for such Fiscal Year, then the Maximum Per Capita Operating Costs for the Fiscal Year ending June 30, 2023 shall be 102% of the budgeted Per Capita Operating Costs for the Fiscal Year ending June 30, 2022 (and not 102% of the higher actual Per Capita Operating Costs in the Fiscal Year ending June 30, 2022); and
(iii) if Client adopts an Operating Budget for the Fiscal Year ending June 30, 2023 that reflects Per Capita Operating Costs that represent greater than a two percent (2%) increase in Per Capita Operating Costs over the Fiscal Year ending June 30, 2022, then (1) the Maximum Per Capita Operating Costs for the Fiscal Year ending June 30, 2023 shall be no greater than 102% of the budgeted Per Capita Operating Costs for the Fiscal Year ending June 30, 2022 (any excess Operating Costs shall not be included in the Priority Cost Amount pursuant to Section 5.1.1, but instead shall be funded from the Residual Amount), and (2) the Maximum Per Capita Operating Costs for the Fiscal Year ending June 30, 2024 shall be no greater than 102% of the Maximum Per Capita Operating Costs for the Fiscal Year ending June 30, 2023 (and not 102% of the higher Per Capita Operating Costs that were budgeted for the Fiscal Year ending June 30, 2023 and, accordingly, partially funded from the Residual Amount).
1.76 “Minimum Cash Amount” means, as of any date of determination, an amount of Client’s available unrestricted cash equal to (a) the lesser of (i) ten (10) days’

Exhibit 10.1
cash on hand, or (ii) $8.0 million, minus (b) the aggregate amount of cash that, over the twelve (12) calendar months prior to such date of determination, Client has diverted to purposes other than as set forth in the approved Operating Budget. For the avoidance of doubt, (a) amounts paid by Client to DigiCat pursuant to any transition services arrangement or support services arrangement entered into between Client and DigiCat, to the extent that such amounts are consistent with reasonable, fair market levels, shall be included in any such approved Operating Budget, and (b) amounts paid or payable by Client to DigiCat pursuant to the Affiliation Agreement between Client and DigiCat of even date herewith shall be paid annually out of the Residual Amount and shall not cause Client’s available unrestricted cash to be reduced below the Minimum Cash Amount (and all payments deferred accordingly shall be appropriately recorded as accounts payable).
1.77 “Minimum Residual Amount” means (a) with respect to the Stub Period, an amount equal to $0, (b) with respect to the Fiscal Year ending June 30, 2022, an amount equal to $0, (c) with respect to the Fiscal Year ending June 30, 2023, an amount equal to $12.5 million, (d) with respect to the Fiscal Years ending June 30, 2024, 2025 and 2026, respectively, an amount equal to $25.0 million, and (e) with respect to each Fiscal Year thereafter during the Term, an amount equal to $10.0 million.
1.78 “Notice of Disagreement” has the meaning set forth in Section 4.6.3.
1.79 “Object” means the smallest independent structural digital asset that can be used, re-used, or referenced during technology-supported learning (such as demonstrations, games, and simulations), to achieve a criterion-based objective, a learning activity, an assessment, or a learning objective and can be re-used in different contexts. Objects are self-contained (meaning each object can be taken independently), reusable (meaning a single Object may be used in multiple contexts for multiple purposes), and can be aggregated (meaning they can be grouped into larger collections of content). Objects are separate and apart from the Course Materials and maintained discretely. For clarity, Objects may be Integrated Provider IP if included by Provider in an item of Client IP.
1.80 “OIG” “has the meaning set forth in Section 8.2.2.
1.81 “Operating Budget” has the meaning set forth in Section 4.6.1.
1.82 “Operating Costs” means the costs and expenses incurred by Client during the applicable period in operating the Institution, including the fees paid to Provider under the Transition Services Agreement, but excluding the Services Fees paid or payable to Provider under this Agreement. For the avoidance of doubt, Operating Costs do not include amortization of intangibles or depreciation from acquired assets, in each case associated with the Institutional Assets acquired pursuant to the Purchase Agreement.
1.83 “Other Domestic Institution” means any other accredited, post-secondary educational institution that participates in Title IV Programs and that is

Exhibit 10.1
formed, established, operated and/or acquired, in whole or in part, directly or indirectly, by Client, DigiCat or any Affiliate of Client or DigiCat after the Effective Date, but not including DigiCat itself (or any internal operating division thereof).
1.84 “Participation Fee” means an amount equal to the Applicable Percentage of Client Net Tuition and Fees Revenue.
1.85 “Paying Party” has the meaning set forth in Section 5.6.1(b).
1.86 “Per Capita Operating Costs” means, for any Contract Period, the Operating Costs for such Contract Period divided by the average enrollment of the Institution for such Contract Period.
1.87 “Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association, or other form of business organization (whether or not regarded as a legal entity under Applicable Law), trust or other entity or organization, including a Governmental Entity and an Educational Agency.
1.88 “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual as defined under the CCPA, as well as any analogous term may be as defined under Applicable Law.
1.89 “Point of Contact” means, with respect to each Party, a person appointed by such Party to supervise and coordinate the performance of the Services on a day-to-day basis, including using good faith efforts to resolve any disputes or issues that may arise in the ordinary course of such performance.
1.90 “Priority Cost Amount” means, for the Stub Period and each Fiscal Year thereafter, an amount equal to the Client’s Operating Costs as set forth in the Operating Budget for such Contract Period; provided, that in the event that the Operating Budget prepared and delivered by Client under Section 4.6.1 for the Fiscal Year ending June 30, 2023 and for any Fiscal Year thereafter reflects Per Capita Operating Costs for such Fiscal Year that are greater than the Maximum Per Capita Operating Costs for such Fiscal Year, then, unless otherwise agreed by Provider in writing, the Priority Cost Amount with respect to such Fiscal Year shall exclude the amount by which the Per Capita Operating Costs for such Fiscal Year exceed the Maximum Per Capita Operating Costs for such Fiscal Year.
1.91 “Proceeding” means any action, suit, arbitration, litigation, audit, examination, or other proceeding before any Governmental Entity or arbitrator.
1.92 “Programs” means all graduate degree programs, undergraduate degree programs, doctoral degree programs, certificate programs, or other educational programs offered in whole or in part by or for the Institution, whether offered online, on a campus or other site, in a hybrid format, or by other mode of delivery during the Term.

Exhibit 10.1
1.93 “Projected Financial Statement” has the meaning set forth in Section 5.5.1.
1.94 “Projected Service Need” has the meaning set forth in Section 4.6.2.
1.95 “Provider Indemnified Persons” has the meaning set forth in Section 9.2.
1.96 “Provider Supplied Items” has the meaning set forth in Section 8.4.
1.97 “Provider IP” means all Intellectual Property Rights in the following:
(a) all Course Materials that are either (i) made or developed by or for Provider on or after the Effective Date outside the performance of the Services for Client under this Agreement, or (ii) Course Materials owned by Provider prior to the Effective Date;
(b) (i) the IT Platform, (ii) all other technology, algorithms, platforms, systems, computer programs and software (in both source code and object code forms) used by Provider to provide the Services, including each of the foregoing as developed for the IT Platform, (iii) all Provider-developed or Provider-acquired user interface designs necessary to facilitate access by Client and faculty and students of the Institution to Client IP via the IT Platform, including all logic and data modules, algorithms, feature sets and source code, and documentation relating to the items described in clauses (i), (ii) and (iii), including (x) the course management system and faculty management system developed by Provider, (y) the Waypoint engine and platform, and (z) the Constellation engine, platform and content;
(c) any and all De-Identified or Aggregated Data Sets;
(d) all rights of Provider licensed from third parties;
(e) all Behavioral Modeling Tools and Processes made or developed by or for Provider;
(f) all processes and procedures used by Provider for the online delivery and consumption of Course Materials and for curriculum and Course Materials development and design;
(g) the generic design templates for Client’s website and portal, excluding any Client Marks and the content on the Client’s website or portal;
(h) all design templates and course design processes for Course Materials; and
(i) all Objects that are either (i) made or developed by or for Provider on or after the Effective Date, whether or not related to the performance of the Services, or (ii) Objects owned by Provider prior to the Effective Date.

Exhibit 10.1
For clarity, the Provider IP does not include the Client Marks or design templates that include the Client Marks.
1.98 “Provider IP Technology” means the items listed in clauses (b), (f) and (g) of the definition of “Provider IP” above, in each case (a) that are required to be provided or made available to Client by Provider under this Agreement, (b) for which Client needs access in order to receive the Services, or (c) that Provider makes available to Client in connection with the performance of the Services.
1.99 “Purchase Agreement” means that certain Asset Purchase and Sale Agreement, dated August 1, 2020, as amended, by and among Provider and Seller, on the one hand, and Client and DigiCat, on the other hand.
1.100 “Receiving Party” has the meaning set forth in Section 16.1.
1.101 “Reconciliations” has the meaning set forth in Section 5.6.1.
1.102 “Reconciliation Statement” has the meaning set forth in Section 5.6.1.
1.103 “Residual Amount” has the meaning set forth in Section 5.1.
1.104 “Renewal Term” has the meaning set forth in Section 6.1.
1.105 “ROFO Notice” has the meaning set forth in Section 2.3.2.
1.106 “Security” has the meaning set forth in Section 2.11.1
1.107 “Security Policies” has the meaning set forth in Section 2.11.1.
1.108 “Security Breach” means a “security breach” as defined under Applicable Law. For the avoidance of doubt, a Security Breach shall not include trivial incidents that (a) occur on a frequent basis, such as scans or "pings" that constitute unsuccessful attempts to penetrate computer networks or servers, and (b) do not result in loss of data or a degradation of computer networks or servers.
1.109 “Seller” has the meaning set forth in the Recitals.
1.110 “Service Category” means a group of related Services designated as such on Exhibit B or any Annual Statement of Work either by specific reference or grouping together under a common heading. Service Categories and the division of the Services into Service Categories are for organizational purposes only and should not be interpreted in any way as limiting the scope of the Services.
1.111 “Service Levels” has the meaning set forth in Exhibit B, Section 5(d) (IT governance and service levels).
1.112 “Services” means the services provided by Provider to Client for the benefit of Client’s U.S.-Based Students that are (a) listed and described on Exhibit B, as the same may be modified by written mutual agreement in accordance with the terms hereof, (b) set forth in one or more Annual Statements of Work mutually agreed to in

Exhibit 10.1
writing by the Parties, and (c) set forth in one or more Services Addenda to this Agreement mutually agreed to in writing by the Parties. For the avoidance of doubt, the Services will not include: (x) those transition services that are provided by Provider to Client pursuant to the Transition Services Agreement; and (y) any services described herein that cease to be provided by Provider based on Client’s exercise of its rights pursuant to Section 2.15.6.
1.113 “Services Addenda” has the meaning set forth in Section 2.6.
1.114 “Services Addendum” has the meaning set forth in Section 2.6.
1.115 “Services Fees” has the meaning set forth in Section 5.2
1.116 “Shortfall Amount” has the meaning set forth in Section 4.3.
1.117 “State Educational Agency” means any state educational licensing authority, agency, department, board, commission or other body that provides a license, certification, exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility thereof) to provide post-secondary education in that state through any means or mechanism, including distance education, and including any approval that is required under applicable state law to offer an educational program in any particular occupational field, to permit a graduate of the Institution to obtain professional licensure in that state, or to participate in any Student Financial Assistance Program in that state.
1.118 “Stub Period” means the period from the Effective Date through June 30, 2021.
1.119 “Stub Period KPIs” has the meaning set forth in Section 2.15.2.
1.120 “Student Financial Assistance Program” means any form of student financial assistance, grants or loans administered by any Governmental Entity or Educational Agency including the Title IV Programs, state grant or loan programs, tuition assistance programs administered by the U.S. Department of Defense, and veterans’ education benefits administered by the U.S. Department of Veterans’ Affairs.
1.121 “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of such Person’s respective Subsidiaries.
1.122 “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or required by Applicable Law.
1.123 “Term” has the meaning set forth in Section 6.1.

Exhibit 10.1
1.124 “Terminating Party” has the meaning set forth in Section 6.4.
1.125 “Third-Party Claim” has the meaning set forth in Section 9.1.
1.126 “Third-Party Course Material” has the meaning set forth in Section 10.2.6.
1.127 “Third-Party Damages” has the meaning set forth in Section 9.3.1.
1.128 “Threshold Level” has the meaning set forth in Section 6.3.
1.129 “Title IV Program” means any Student Financial Assistance Program authorized and administered pursuant to Title IV of the HEA.
1.130 “Transition Services Agreement” means that certain agreement, dated the date hereof, between Client and Provider pursuant to which Provider will provide to Client certain transition services on the terms and subject to the conditions set forth therein.
1.131 “U.S.-Based Students” means students of Client based in the United States and its territories (including deployed military personnel at U.S. military bases abroad and their dependents, U.S. employees of multi-national corporations working outside the U.S. and their dependents, and other U.S. nationals living abroad and their dependents).
1.132 “Work for Hire Materials” has the meaning set forth in Section 10.1.2.
1.133 “Year-End Reconciliation” has the meaning set forth in Section 5.6.1(b).
2. Services Provided to Client.
2.1 Services.
2.1.1 Subject to the terms and conditions of this Agreement, Provider (directly, or through its Subsidiaries, subcontractors or vendors) will provide to Client the Services in accordance with the terms and conditions of this Agreement, including any mutually agreed Annual Statement of Work (and any applicable KPIs included therein) and any applicable Services Addendum. Any such Annual Statement of Work (including applicable KPIs) and Services Addendum shall be incorporated by reference as though fully set forth herein during and with respect to the applicable Contract Period. If any services not specifically described on Exhibit B or any applicable Annual Statement of Work or Services Addenda, but which are reasonably associated with the Service Categories set forth on Exhibit B, were provided by Provider to the Institution prior to the Effective Date and are required for the proper provision of the Services within such applicable Service Category, such services (other than any such services that are Core Client Functions or are specifically included in the Transition Services Agreement) will be deemed to be implied by and included within the scope of the Services (and included in the Services Fees) to the same extent and in the same manner as if expressly described on Exhibit B or the applicable Annual Statement of Work or Service Addenda.

Exhibit 10.1
For purposes of clarity, each Annual Statement of Work shall include reasonable details of the Services, the IT Platform, Service Levels (including Critical Service Levels, if any), and such other features, functions and related items as contemplated in Exhibit B to this Agreement, and the Parties will use their commercially reasonable efforts to establish and agree upon an Annual Statement of Work within the timeframes contemplated in Section 4.6.1 and Section 4.6.2. For the avoidance of doubt, in the event of a conflict between the terms of any Annual Statement of Work and the body of this Agreement, the terms and conditions of this Agreement shall control to the extent of the conflict. For clarity, a failure of Provider to meet the same three (3) Critical Service Levels two (2) or more times in a rolling six (6) continuous month period shall be deemed a Material Breach by Provider of this Agreement.
2.1.2 Provider shall use commercially reasonable efforts to perform the Services (a) in a timely, professional and workmanlike manner, (b) in a manner to achieve any applicable KPIs and Service Levels included in an Annual Statement of Work, and (c) subject to Section 2.8, in accordance in all material respects with all Applicable Laws.
2.2 Exclusivity.
2.2.1 Provider will be the exclusive provider to Client of the Services during the Term, and Client will not contract with any third party for the performance of any such Services during the Term. In furtherance of the foregoing, on and after the Effective Date, all Courses included as part of any Programs offered in whole or in part by Client to U.S.-Based Students, and all academic courses offered in whole or in part by Client as a part of a degree program, certification program or other educational program, also to U.S.-Based Students, and in each case in an online format, shall be offered through the Institution and be subject to the terms and conditions of this Agreement. For the avoidance of doubt, this Section 2.2 does not apply to any services provided pursuant to the Transition Services Agreement.
2.2.2 Client shall not take, nor cause others to take, any action that (i) seeks, as its primary purpose, to cause, and (ii) has the actual effect of causing, the transfer during the Stub Period or any Fiscal Year thereafter from Client to DigiCat or an Affiliate of DigiCat of students representing more than 5% of the Institution’s enrollment as of the end of the prior Contract Period (or, with respect to the Stub Period, as of the Effective Date). For the avoidance of doubt, Provider acknowledges and agrees that the foregoing provision shall not preclude Client from collaborating with DigiCat or its Affiliates to develop and implement articulation pathways for students from Institution to DigiCat or an Affiliate of DigiCat, and vice versa.
2.3 Right of First Refusal; Right of First Offer.
2.3.1 If DigiCat, Client or another Affiliate of DigiCat or Client hereafter proposes to form, establish, operate or acquire an Other Domestic Institution, which Other Domestic Institution is legally separate from DigiCat and is intended to be operated separately from DigiCat (including as a component unit of DigiCat) but on an

Exhibit 10.1
integrated basis under one or more of Client’s or DigiCat’s (or one of their Affiliates’) names or brands or utilizing the employees or other back office services of Client in any material respect, then (a) DigiCat and Client shall provide Provider not less than sixty (60) days’ advance written notice of such formation, establishment, operation or acquisition, along with an Annual Statement of Work specifying the Other Domestic Institution’s projected needs for the remainder of the then-current Contract Period and accompanying budget. DigiCat and Client shall grant to Provider the exclusive right, exercisable in Provider’s sole discretion on or prior to the end of such sixty (60) day period to provide the Services to such Other Domestic Institution on then-current fair market terms and conditions as may be mutually agreed upon by the Parties (subject to the receipt of applicable Educational Approvals (if any)); provided, that if such Other Domestic Institution is then subject to a binding contract to receive services similar to the Services from a third party, then DigiCat and Client shall give Provider not less than sixty (60) days’ advance written notice of the conclusion or expiration of the then current term of such contract (for clarity, excluding any automatic or optional renewal terms) and grant to Provider the exclusive right, exercisable in Provider’s sole discretion on or prior to the end of such sixty (60) day period, to provide the Services to such Other Domestic Institution, commencing at the conclusion or expiration of the then current term of such other contract.
2.3.2 If DigiCat, Client or another Affiliate of DigiCat or Client hereafter proposes to form, establish, operate or acquire an Other Domestic Institution, which Other Domestic Institution is, or is intended to be, operated as a stand-alone entity separate and apart from Client and DigiCat and not under Client’s or DigiCat’s (or one of their Affiliates’) names or brands and/or not utilizing the employees or other back office services of Client in any material respect, then DigiCat and Client shall give Provider not less than sixty (60) days’ advance written notice of such formation, establishment, operation or acquisition and of the material terms, including proposed pricing and payment terms, upon which DigiCat and/or Client proposes to receive Services on behalf of and for the benefit of such Other Domestic Institution (the “ROFO Notice”). Such notice shall constitute an irrevocable offer to engage Provider to provide such Services on such proposed terms subject to the receipt of applicable Educational Approvals. At any time within thirty (30) days following its receipt of such ROFO Notice from Client, Provider may elect to accept such offer by providing written notice of such acceptance and, thereafter, the Parties shall engage in good faith efforts to complete definitive documentation evidencing their agreement whereby Provider provides Services for such Other Domestic Institution. If Provider does not accept such offer in writing (or fails to respond) within such thirty (30) day period, then the ROFO Notice and the offer contained therein shall immediately expire and DigiCat and Client may seek to engage an alternative services provider to provide Services to such Other Domestic Institution, but only on terms and conditions, including pricing and payment terms, not less favorable to DigiCat and/or Client than those set forth in the ROFO Notice (i.e. more favorable to the service provider); provided, that if DigiCat and/or Client has not entered into a definitive agreement with such alternative services provider within ninety (90) days following the end of such prior thirty (30) day period, then DigiCat and Client

Exhibit 10.1
may not engage any such alternative services provider unless and until they provide Provider with a new ROFO Notice and once again comply with the provisions of this Section 2.3.2 with respect to such offer. Notwithstanding the foregoing, if such Other Domestic Institution is then subject to a binding contract to receive services similar to the Services from a third party, then DigiCat and Client shall provide to Provider the ROFO Notice not less than sixty (60) days prior to the conclusion or expiration of the then current term of such other contract.
2.3.3 If, at any time during the Term, DigiCat seeks to (a) merge Client into, or otherwise cause Client or the Institution to be acquired by or combined or consolidated with, or otherwise operated by, DigiCat or any Affiliate of DigiCat, or (b) cause the Institution to be acquired by, or otherwise operated by, a Person other than Client, DigiCat or an Affiliate of DigiCat, then (i) DigiCat and Client shall provide Provider not less than sixty (60) days’ advance written notice of such merger, acquisition, or other action, and (ii) the Parties shall take all action necessary such that, upon the consummation of such merger, acquisition or other action or event, this Agreement shall continue in effect, such resulting or surviving Person shall be deemed to be included in the definition of “Institution” for purposes of this Agreement, Provider shall provide the Services to such resulting or surviving Person, and Client Net Tuition and Fees Revenue and Direct Cost Charges for purposes of calculating the Services Fees shall include the Client Net Tuition and Fees Revenue of such resulting or surviving Person and the Direct Cost Charges associated with providing the Services to such resulting or surviving Person, which Direct Cost Charges shall be established in accordance with and be subject to Section 4.6.3.
2.4 Non-Solicitation. During the Term and for a period of twelve (12) months thereafter, without the written consent of the other Party, each of Client and Provider will, without the written consent of the other Party, refrain from soliciting for employment, on behalf of itself or any other Person, the other Party’s current employees and any of such other Party’s current independent contractors with whom, to such Party’s knowledge, the non-soliciting Party is engaged under exclusive engagements; provided that the foregoing shall not prohibit a Party from soliciting by means of a general advertisement not directed at (i) any particular individual, or (ii) the employees or contractors of the other Party generally.
2.5 Location of Services. Provider shall provide the Services from, and using personnel located at, such locations as are determined by Provider in its discretion, including at the facilities of Client as reasonably necessary or appropriate for Provider to provide the Services. When using Client’s facilities, Provider agrees to comply with the then-current written policies Client may then have in place applicable to the use of its facilities by its own employees and independent contractors and provided such policies are provided to Provider in writing, and in no event will Provider use Client’s facilities for the purpose of providing services to any other client of Provider. Provider shall be solely and directly responsible to Client for any damages caused by any of Provider’s personnel to the Client’s facilities or other equipment or materials owned by Client.

Exhibit 10.1
2.6 Services Addenda. If the Parties mutually agree to expand certain Services during a Contract Period in addition to those described in Exhibit B or the Annual Statement of Work and included in the Direct Cost Charges Budget for such Contract Period (including, for example, to provide for the development of Course Materials for Courses and Programs not anticipated at the time of approval of the Direct Cost Charges Budget for such Contract Period), or to discontinue or materially change such a Service during a Contract Period, the Parties shall enter into one or more services addenda in a mutually agreed upon form (each, a “Services Addendum” and, collectively, “Services Addenda”), which Services Addenda shall be numbered sequentially (e.g., Services Addendum 2021-1, Services Addendum 2021-2, etc.) and will contain all information (including the types of information set forth in the Operating Budget or the Annual Statement of Work, the schedule for completion of new Course Materials for Courses, etc.) necessary to reflect the Parties’ intentions and the increase in, or other impact, if any, on, the Direct Cost Charges resulting from such addition, discontinuance or other change. Each Services Addendum will be effective only when signed by authorized representatives of the Parties, and once finalized and signed by the Parties, shall be incorporated by reference and deemed part of this Agreement. In the event of a conflict between the terms of any Services Addendum and the body of this Agreement, the terms and conditions of this Agreement shall control to the extent of the conflict (unless the Services Addendum, as agreed upon by the Parties, specifically identifies and overrides the conflicting term(s), in which event, the terms of the Services Addendum shall control for such Services Addendum). For the avoidance of doubt, nothing in this Agreement shall obligate either Party to enter into a Services Addendum.
2.7 Provision of Information; Access. Client shall, during the Term, use commercially reasonable efforts to make available to Provider on a timely basis after Provider’s reasonable request all data, information (financial and other), systems and other materials within Client’s reasonable control, and provide Access to Provider’s authorized personnel and agents during normal business hours, to the extent reasonably necessary for Provider to perform each of the Services, for Provider to prepare its quarterly and annual financial statements (including as necessary for Sarbanes-Oxley testing and certification), or for Provider to perform its annual Title IV compliance audit. Client also will (a) if requested by Provider in writing, provide to Provider a regulatory compliance report reflecting (i) the ongoing status of any Educational Approvals being sought by, or obtained by, Client in order for Client to offer each of the Courses and Programs, (ii) any material noncompliance with Educational Laws related to each of the Courses and Programs, and (iii) the existence and status of any review, audit, investigation, or adverse action by any Educational Agency or Governmental Entity related to the Institution or any Course or Program, and (b) provide to Provider the Institution’s annual Title IV Programs compliance audit conducted pursuant to 34 C.F.R. §668.23(b) as and when submitted to ED. The Parties agree that Provider’s liability for any failure to perform, or for the late performance of, any Services to the extent such Services require data, information or other materials possessed, prepared or generated by Client, or Access to be provided to Provider’s authorized personnel, shall be reduced to the extent Client’s failure to provide or make available

Exhibit 10.1
the same to Provider in accordance with Provider’s reasonable written or oral (if promptly confirmed in writing) requests, and such failure by Client directly or indirectly causes Provider’s lack of or delay in performance.
2.8 Compliance with Laws. The Parties agree that each Party shall perform its respective obligations hereunder in compliance with the Applicable Laws (including, as applicable to each respective Party, the Educational Laws listed on Exhibit C) that apply to such Party’s performance under this Agreement and the conduct of such Party’s business.
2.8.1 For the avoidance of doubt, Provider shall not be responsible or liable for Client’s compliance with the Applicable Laws including those that apply to Client’s Educational Activities and privacy and data protection (including notification, security (including Client’s failure to implement and maintain reasonable security procedures and practices) and individual rights obligations under Applicable Law), even if the performance of the Services relate to such Applicable Law, except to the extent that Client’s failure to comply with Applicable Laws arises from Provider’s acts or omissions or failure to provide specific Services expressly set forth herein, in an Annual Statement of Work, or in a Services Addendum in accordance with the terms hereof or thereof. Neither Provider nor its Affiliates, vendors or subcontractors shall be required to provide any Services to the extent that providing such Services would cause Provider or any of its Affiliates, vendors or subcontractors to violate any Applicable Law.
2.8.2 Client and Provider acknowledge that, in the course of performing certain of the Services required under this Agreement, it will be necessary and desirable for Provider to have Access to certain personally identifiable information of students and prospective students of the Institution, of the Institution’s employees and faculty, and of certain other persons associated with the Institution, that is subject to applicable provisions of FERPA and/or any other Applicable Laws. The Parties agree to maintain, secure and use (and to cause their respective employees, agents, vendors and subcontractors to maintain, secure and use) all such personally identifiable information in material compliance with the requirements of all such Applicable Laws, including the requirements of 34 C.F.R. 99.31(a)(1) with respect to information protected by FERPA that may be disclosed to a party to whom an institution has outsourced institutional services or functions. The Institution considers Provider to be a “school official” to which it is outsourcing institutional services or functions for which the Institution would otherwise use employees. The Parties agree that Provider is under the direct control of the Institution with respect to the use and maintenance of education records and Provider agrees to act in accordance with the requirements of FERPA, including 34 C.F.R. 99.33(a) governing the use and redisclosure of personally identifiable information from education records. The Parties agree that Provider may make disclosures of personally identifiable information of the Institution’s students and prospective students that is subject to FERPA to its employees, agents, vendors and subcontractors only to the extent necessary for the performance of the Services and only if Provider requires such employees, agents, vendors and subcontractors to comply with applicable provisions of FERPA.

Exhibit 10.1
2.8.3 It is the intent of the Parties to be in full compliance with the ban on the payment of incentive compensation as provided in 20 U.S.C. § 1094, 34 C.F.R. § 668.14(b)(22), and the guidance promulgated thereto (“Incentive Compensation Ban”). Client and Provider have considered the Services Fees set forth in Section 5 of this Agreement and agree that payments of such Services Fees are in full compliance with the Incentive Compensation Ban.
2.9 Services Personnel. Provider shall use personnel of reasonable skill, experience and qualifications (including subcontractors and vendors) to provide the Services and will have full and complete authority to engage, dismiss, reprimand, or otherwise manage all such personnel; provided, however, at all times during the Term, Provider shall, in good faith, take into consideration Client’s feedback with respect to any Provider personnel performing the Services pursuant to Section 4.5. Client expressly understands and agrees that any actions by Provider with respect to Provider’s personnel shall be in accordance with Provider’s policies in effect from time to time. Client shall have no authority pursuant to this Agreement with respect to any aspect of Provider’s internal human resources, business or administrative policies.
2.10 Client Data and Information.
2.10.1 Unless prohibited by Applicable Law, Provider may collect, receive, access, store, process, and use all Client Data and Information solely for the following purposes: (a) providing the Services provided to Client under this Agreement, (b) improving, developing, providing and offering new services and solutions, Provider IP, and other Provider products and services, (c) improving student and prospective student metrics, including acceptance, retention, performance and graduation rates with respect to students and prospective students of Client, (d) providing individual faculty evaluation and performance metrics to Client, (e) performing data analytics for Client, (f) detecting or preventing any Security Breach, fraud, or illegal activity, and (g) creating De-Identified or Aggregated Data Sets. During the Term of this Agreement, Client will ensure that Client’s privacy policy provides for such collecting, receipt, access, storage, processing, and usage of Client Data and Information by Provider, subject to limitations and requirements under Applicable Law. For the purposes of, and unless prohibited by, the CCPA, Provider may retain, use, or disclose Client Data and Information provided that Provider strictly adheres to limitations on use of Personal Information set out in the CCPA, and Provider shall not otherwise retain, use, or disclose Client Data and Information that is Personal Information for any purpose (including any commercial purpose other than to provide the Services and as permitted in the Agreement), outside of the direct business relationship between Provider and Client, or sell Client’s Personal Information to any third party for monetary or other valuable consideration, and Provider certifies that it understands the restrictions on Provider’s processing of Personal Information under the CCPA as set forth in this Section 2.10.1 and will comply with the restrictions.
2.10.2 With respect to De-Identified or Aggregated Data Sets provided to Client by Provider in connection with the provision of the Services under this Agreement,

Exhibit 10.1
Provider hereby grants to Client, during the Term, a non-exclusive, non-transferable, limited license to use such De-Identified or Aggregated Data Sets for the sole purposes of receiving the use and benefit of the Services as contemplated under this Agreement (including using the output from the Services) and to otherwise perform the Core Client Functions.
2.10.3 Provider shall, during the Term, use commercially reasonable efforts to make available to Client, on a timely basis and after reasonable request, Client Data and Information stored on Provider systems or otherwise under the control of Provider that is not otherwise available to Client through the IT Platform.
2.11 Data Security.
2.11.1 Provider shall establish and maintain an information security program with respect to Provider facilities and Provider systems designed to provide reasonable measures: (a) for the confidentiality, integrity and availability (“Security”) of Personal Information; (b) to protect against anticipated threats or hazards to the Security of Personal Information, and (c) to protect against any unauthorized use of or access to Personal Information. Provider shall also establish and maintain network and internet security procedures, protocols, security gateways and firewalls with respect to Provider facilities and Provider systems that house such Personal Information and shall comply with all of the foregoing in providing the Services (collectively the “Security Policies”). Provider has made available to Client copies of all such Security Policies effective as of the Effective Date. The Security Policies used by Provider under this Agreement will be at least as protective of Personal Information for the benefit of Client as the security policies implemented and maintained by Provider for its own Personal Information. Provider will notify Client of any changes to the Security Policies made by Provider during the Term that materially reduce the security measures used to safeguard Client’s Personal Information. Upon request of Client from time to time during the Term, Provider will make available to Client copies of then-current versions of the Security Policies. If there are any specific security measures that Client requires of its vendors and providers for such data security matters, such specific security measures shall be made available by Client to Provider and, thereafter, the Parties will mutually agree upon the specific security measures to be provided by Provider hereunder subject to any additional Direct Cost Charges being addressed in good faith as provided in Section 4.6.
2.11.2 Client reserves the right to request any necessary changes to the Security Policies to address the evolving security threat environment and potential changes to the applicable security standards to address the same. Any such changes will be communicated by Client to Provider and will be implemented pursuant to the IT governance process set forth in Section 5(d) of Exhibit B, provided each Party will use commercially reasonable efforts to address any changes as reasonably feasible in the event of an emergency through each Party’s Point of Contact, with any such changes to be implemented subject to any additional Direct Cost Charges being addressed in good faith by the Parties pursuant to Section 4.6.

Exhibit 10.1
2.11.3 Provider will use appropriate measures designed to guard against the unauthorized access, alteration or destruction of Personal Information stored or processed using Provider systems. Such measures will include appropriate access controls and security policies.
2.11.4 Without limiting the generality of the foregoing:
(a) Provider’s Security Policies shall provide for (i) regular network perimeter assessment and re-assessment of the risks and vulnerabilities to the Security of Provider systems that store or process Personal Information and take into account the (A) identification of internal and external threats that could result in a Security Breach, (B) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of such Personal Information, and (C) assessment of the sufficiency of such Security Policies to control risk to Personal Information; and (ii) the establishment and monitoring of key risk indicators to Personal Information. Provider shall (1) provide such policies to Client, upon thirty (30) days’ advance written request and no greater than twice per twelve (12) month period, and additionally as necessary in connection with a regulatory inquiry, and (2) conduct and provide a summary report on the results of such assessments to Client as long as such summary report does not contain Confidential Information of Provider or other information that could be used to cause a Security Breach.
(b) Except as expressly permitted under this Agreement to the contrary, Provider shall (i) remove all Personal Information and Confidential Information of Client from any portable media within the scope of the Services that is taken out of service; (ii) destroy or securely erase such portable media in a manner designed to protect against Security Breaches; and (iii) provide to Client, upon request from Client, a notification of destruction, which may be provided via an automated solution that creates an auditable record.
2.12 Security Breach.
2.12.1 If either Party reasonably believes there has been a Security Breach, that Party shall, as promptly as practicable, notify the other Party’s Point of Contact of such Security Breach and investigate and remediate any such Security Breach. The Parties will cooperate with one another, including by promptly providing any information reasonably requested, reasonably cooperating with any law enforcement or regulatory officials, credit reporting companies and credit card associations investigating such Security Breach, and reporting their findings to the other Party on an as needed basis. Based on the sensitivity of the Personal Information and facts and circumstances of a particular Security Breach, the Parties may implement a response plan to address such Security Breach and prevent any further incidents, execute the approved plan in order to remediate such Security Breach, and conduct a post mortem review.
2.12.2 The Parties agree that a Party shall not be required to take the steps set forth in Section 2.12.1 above in the case of low risk attempts to breach a Party’s systems or Personal Information including attempts such as: (a) pings on the

Exhibit 10.1
firewall; (b) port scans; (c) attempts to log onto a system or enter a database with an invalid password or username, which attempts do not create a pattern of invalid access attempts; (d) denial-of-service attacks that do not result in a server being taken off-line; and (e) malware, such as worms or viruses, provided that these items do not constitute a Security Breach.
2.13 Responsibility for Affiliates and Subcontractors. Each Party shall be responsible for its respective Affiliates’ and third party service providers’, contractors’, vendors’, and subcontractors’ acts, omissions and performance under this Agreement and all such acts, omissions and performance shall be deemed to be the acts, omissions and performance by such Party.
2.14 Limitation on Provider’s Other Engagements. During the Term, neither Provider nor its Affiliates shall participate in any arrangement with any Arizona-based university, other than DigiCat and its Affiliates, for the provision of services for online degree Programs that are substantially similar to the Services provided to Client pursuant to this Agreement.
2.15 KPIs and Remedies.
2.15.1 In anticipation of each Fiscal Year following the Stub Period, and in coordination with the development of the Annual Statement of Work as part of the budget process described in Section 4.6 below, the Parties shall negotiate in good faith and mutually agree upon: (a) the applicable KPI(s) that the Parties will use to measure achievement, (b) whether performance of the KPI is measured over both an Interim Measurement Period and an Annual Measurement Period or an Annual Measurement Period only, (c) the target and threshold (minimum) levels of performance of each KPI for the applicable Interim Measurement Period and/or Annual Measurement Period, and (d) the Annual Statement of Work to which each applicable KPI is directly tied. Notwithstanding the foregoing, and for the avoidance of doubt, the foregoing concepts (i.e., KPIs and remedies associated with the same) shall not apply to, nor limit the application of, Provider’s obligations to provide the Services described in the Annual Statement of Work, to comply with Applicable Law as set forth in Section 2.8 and Exhibit C, and to comply with Provider’s other obligations set forth herein (including, without limitation, terms regarding Client Data and Information, data security, Intellectual Property Rights, etc.); in the event of any failure of Provider to provide the Services and/or to comply with its express obligations herein, Client shall have all enforcement rights and remedies otherwise described in this Agreement.
2.15.2 The Parties acknowledge that they have agreed on the matters described in Section 2.15.1(a), as set forth in the attached Exhibit E, and the Parties shall mutually agree on the matters described in Section 2.15.1(b) through (d) no later than January 8, 2021 with the intent that such matters shall be set forth in the Annual Statement of Work for the Stub Period (comprehensively, the “Stub Period KPIs”). The mutually agreed upon KPIs and related measures and performance levels shall only apply to the Fiscal Year beginning July 1, 2021 and each Fiscal Year thereafter. Accordingly, during the Stub Period, and as part of the Annual Statement of Work

Exhibit 10.1
process described in Section 4.6, the Parties shall negotiate in good faith to update the matters described in Section 2.15.1(b) through (d) for inclusion in the Annual Statement of Work pertaining to the Fiscal Year beginning July 1, 2021. If the Parties, in good faith, are unable to mutually agree on a threshold (minimum) level of performance for a KPI prior to the start of the Fiscal Year beginning July 1, 2021, the threshold (minimum) level of performance for such KPI shall be [***].
2.15.3 For each subsequent Fiscal Year, and as part of the Annual Statement of Work process described in Section 4.6, the Parties shall negotiate in good faith to update the matters described in Section 2.15.1(b) through (d) for inclusion in the Annual Statement of Work for each such subsequent Fiscal Year, with such negotiations commencing no later than 120 days prior to the start of each Fiscal Year (i.e., by the preceding March 1). If the Parties, in good faith, are unable to mutually agree on a threshold (minimum) level of performance for a KPI prior to the start of such subsequent Fiscal Year, the threshold (minimum) level of performance for such KPI shall be [***].
2.15.4 In the event that there is a Deficiency with respect to a KPI for any Interim Measurement Period within a Fiscal Year, Provider shall report to Client why the threshold (minimum) level of performance of that KPI was not achieved, develop with Client a mutually agreeable plan to improve performance of such KPI over the next Interim Measurement Period, and use its commercially reasonable efforts to achieve the threshold (minimum) level of performance for such KPI over the next Interim Measurement Period.
2.15.5 In the event that there is a Failure to Perform with respect to a KPI for an Annual Measurement Period, Provider shall report to Client why the threshold (minimum) level of performance of that KPI was not achieved, develop with Client a mutually agreeable plan to improve performance of such KPI over the next Annual Measurement Period, and use its commercially reasonable efforts to achieve the threshold (minimum) level of performance for such KPI over the next Annual Measurement Period. [***]. Notwithstanding the foregoing, if Provider, in good faith, determines that Client has taken actions during a Fiscal Year that materially impact Provider’s ability to achieve a threshold (minimum) level of performance of a KPI over the applicable Annual Measurement Period, within ten (10) Business Days of any such determination Provider shall provide written notice of same to Client and the Parties shall establish a mutually agreeable remedial plan to address Client’s actions accordingly during a period of not more than ninety (90) days. If Client does not implement the remedial plan during the defined time period, Provider’s failure to achieve the threshold (minimum) level of performance on such KPI for such Fiscal Year will not count as a Failure to Perform for such Fiscal Year. If Client implements the plan during the remedial period, but Provider nonetheless fails to achieve the threshold (minimum) level of performance as to the applicable KPI for such Fiscal Year, such failure will count as a Failure to Perform for such Fiscal Year.

Exhibit 10.1
2.15.6 In the event of a Chronic Failure to Perform, and in addition to any refund as provided in Section 2.15.5 above, Client shall have the option, exercisable on ninety (90) days’ advance written notice to Provider, to void Provider’s right to exclusivity for the particular Service to which the applicable KPI (which is the subject of the Chronic Failure to Perform) relates and to terminate Provider’s right to provide such Service, without payment of any termination fee (including any Early Termination Fee) or other penalty. Following such termination of a Service, Client shall be entitled to provide that Service itself or replace Provider with another third party. In such case, following such termination: (a) Provider’s Direct Cost Charges for the remainder of the Fiscal Year in which such termination of Service occurs shall be proportionally reduced (based on the number of days remaining in such Fiscal Year, divided by 365); (b) the incremental Operating Costs incurred by Client as a result of the replacement services shall be disregarded for purposes of calculating the Maximum Per Capita Operating Costs in the immediately subsequent Fiscal Year; and (c) the incremental Operating Costs incurred by Client as a result of the replacement services shall be applied in full in calculating the Priority Cost Amount for the Fiscal Year in which such termination of Service occurs and all subsequent Fiscal Years.
3. Core Client Functions.
3.1 Sole Control Over Client and Academic Matters. The Parties acknowledge and agree that Client and its Governing Body are solely responsible for, and will provide and perform at Client’s sole cost and expense, and within its sole discretion and oversight of Client and its Governing Body, during the Initial Term and any Renewal Term, the following roles and responsibilities as they relate to all academic, academic personnel, and academic-related operational decisions with respect to the Client, to the Programs and Courses offered by Client, and to the Educational Activities conducted by Client, as well as such other roles and responsibilities as may be required to be performed solely by Client under Applicable Laws (including Educational Laws and requirements of Accrediting Bodies and Educational Agencies) (the following, the “Core Client Functions”):
3.1.1 Setting the qualifications for, overseeing the verification of the credentials of, and hiring, appointing, training (and creating related training content), compensating, supervising, and evaluating faculty to teach the Courses comprising the Programs and providing reasonably sufficient faculty and staff as necessary to offer the Programs, conduct the Educational Activities and perform Client’s responsibilities under this Agreement;
3.1.2 Reviewing, selecting, structuring and adopting, and ensuring the quality of, the curricula and related Course Materials for the Courses in the Programs, establishing the modalities by which to deliver the Courses, and providing institutional and academic guidance, evaluation and oversight for the Programs;
3.1.3 Overseeing the development, maintenance, and operation of the Programs and ensuring an appropriate number and selection of Programs and Courses;

Exhibit 10.1
3.1.4 Establishing degree programs, degree level, student learning outcomes, course objectives, and number of credits;
3.1.5 Assigning grades for student work and assessing student learning;
3.1.6 Setting appropriate standards for admission to, and implementing the admissions policies applicable to, Client and any particular Program, including overseeing the application and enrollment process and making admissions decisions with respect to applicants who meet the requisite admission standards, in compliance with Applicable Law, and making exceptions to admissions requirements;
3.1.7 Overseeing the instruction of Courses and related student and academic support activities and functions;
3.1.8 Setting standards for student performance and student learning, and the evaluation of that performance and assessment of that learning, including through the monitoring of student progression and outcomes;
3.1.9 Handling appeals and exceptions to academic policies and requirements;
3.1.10 Setting the qualifications for the acceptance of transfer credit or the awarding of credit for prior or experiential learning;
3.1.11 Setting the qualifications for any student support personnel hired by Provider, as well as setting quality control standards for any student support or faculty development services offered by Provider;
3.1.12 Setting the requirements for the achievement of credit for Courses successfully completed, the achievement of applicable degrees following completion of a Program, determining those students who qualify to receive such credit or such degrees, granting such degrees, and determining graduation requirements, and conducting degree audits;
3.1.13 Entering into all agreements with students regarding their enrollment in the Programs and their receipt of student financial aid pursuant to applicable Title IV Programs or other Student Financial Assistance Programs;
3.1.14 Determining and setting tuition and the amounts and requirements for any scholarships or discounts provided to students;
3.1.15 Receiving all Client Net Tuition and Fee Revenue from, or on behalf of, students;
3.1.16 Overseeing all matters related to student discipline and the establishment and administration of appropriate processes related thereto, including whether to retain or dismiss any student; and
3.1.17 Maintaining all academic and administrative records for students who are enrolled in or seeking enrollment in a Program at Client.

Exhibit 10.1
Provider shall have no responsibility for the performance or oversight of the Core Client Functions. For avoidance of doubt, Client and its Governing Body shall retain sole and absolute authority and discretion regarding the Core Client Functions. Provider shall have no authority pursuant to this Agreement with respect to (a) the election or appointment of the Governing Body or Client’s corporate officers, (b) the engagement, dismissal, reprimand, or other management of the Institution’s faculty or personnel, or (c) any aspect of Institution’s internal human resources (except to the extent of any services provided pursuant to the Transition Services Agreement), business or administrative policies.
3.2 Public Disclosure. Client shall publicly disclose its relationship with Provider on the Institution’s website in a manner mutually agreed by the Client and Provider in good faith (such agreement not to be unreasonably withheld, conditioned, or delayed), and shall indicate on the Institution’s website that the Client Marks and Client IP may be used by Provider pursuant to, and subject to the terms of, this Agreement.
4. Oversight of Services; Budgeting; Disputes.
4.1 Client Supervision of Services. The Services provided by Provider to Client pursuant to this Agreement shall be subject to continuing review by Client and its Governing Body and, with respect to the obligations undertaken by Provider pursuant to the DigiCat Binding Provisions, by DigiCat. Client’s supervision of the Services shall include continuous and ongoing monitoring of Provider’s achievement of applicable KPIs and Service Levels (including Critical Service Levels, if any). Client shall establish program and department heads to directly oversee the provision of any and all Services by Provider, including Services related to the administration of student financial aid programs described in Section 3.1.10 above. In furtherance of the foregoing, Provider shall permit Client, upon reasonable prior written notice and during Provider’s normal business hours and at Client’s sole expense, the opportunity to undertake, either directly or indirectly through third parties mutually agreed by Client and Provider in advance, periodic (but not more frequently than quarterly) audits of Provider’s conduct and communications on behalf of Client pursuant to this Agreement. Moreover, Provider shall cause all telephone or other electronic communications with prospective and current students of Client to be recorded, transcribed, or otherwise preserved, and Provider shall make such recordings or other records available to Client on a schedule mutually agreed by the Parties from time to time, without additional cost to Client.
4.2 Points of Contact. Promptly following the Effective Date, each of Provider and Client shall designate a Point of Contact for the Services. Each of Provider and Client may change a Point of Contact by written notice to the other. Each of Provider’s and Client’s Point of Contact will be responsible for supervising and coordinating the performance and receipt of the Services, including using good faith efforts to resolve any disputes or issues that may arise during the performance of the Services on a day-to-day basis. Client’s Point of Contact shall be free of any conflict of interest with respect to Provider and this Agreement as determined under the Institution’s conflict of interest policy. Any dispute among the Parties relating to any Services or this Agreement that is

Exhibit 10.1
not otherwise resolved by the Points of Contact shall be handled as provided in Section 20.11.
4.3 Tuition and Discounts. On a quarterly basis, or more often as may be reasonably requested by Client, the Parties shall meet to confer regarding tuition and fee levels, student discounts and scholarships, and to evaluate potential modifications to any or all of the foregoing. The Parties acknowledge and agree that Client at all times shall retain absolute authority to determine tuition and fee levels, student discounts and scholarships. Notwithstanding the foregoing, (a) if Client (including as part of the annual budgeting process under Section 4.6) imposes any decreases in tuition or fees or increases in student discounts or scholarships that would negatively impact Client Net Tuition and Fees Revenue in a Contract Period, in each case without Provider’s prior written agreement to such action (such agreement not to be unreasonably withheld, conditioned or delayed), and (b) such decreases or increases, as applicable, can be reasonably demonstrated to have been a direct cause of a shortfall in Client Net Tuition and Fees Revenue for any Contract Period in which such decreases or increases apply as compared to the budgeted Client Net Tuition and Fees Revenue set forth in the Operating Budget for such Contract Period (the amount of such shortfall in Client Net Tuition and Fees Revenue, a “Shortfall Amount”), then the Minimum Residual Amount for any Contract Period in which such decreases or increases result in a Shortfall Amount shall be reduced as follows:
4.3.1 If the Shortfall Amount is equal to 2% or less of the budgeted Client Net Tuition and Fees Revenue set forth in the Operating Budget for such Contract Period, then there shall be no reduction in the Minimum Residual Amount;
4.3.2 If the Shortfall Amount is greater than 2% of the budgeted Client Net Tuition and Fees Revenue set forth in the Operating Budget for such Contract Period, then the Minimum Residual Amount for such Contract Period shall be reduced, on a dollar for dollar basis, by the amount of such Shortfall Amount.
4.4 Reporting. On a quarterly basis, or more often as may be reasonably requested by Client, Provider shall review the delivery of the Services and report to Client on the performance of Provider in connection with the delivery of the Services. Such reports shall include such data, information, and reports as may be reasonably requested by Client from time to time to enable Client to evaluate the performance and effectiveness of the Services (including how Provider has performed with respect to any applicable KPIs and Service Levels set forth in an Annual Statement of Work). The form and content of such reports shall be as mutually agreed upon by the Parties from time to time.
4.5 Feedback and Complaints. Institution has or will develop appropriate mechanisms by which it will solicit feedback from students receiving the Services as well as from the Institution’s faculty and staff who receive or are otherwise involved in overseeing the Services, and will also have in place a process to review any complaints from faculty or students about the Services and Provider’s performance thereof, which process shall be similar to, and consistent with, the Institution’s established complaint

Exhibit 10.1
policies and procedures. The Parties agree to utilize the information obtained from such feedback and from such complaint process to determine whether any changes may be required to the Services or the personnel performing the Services on behalf of Provider, which changes may be made in the manner provided in Section 2.6 or Section 20.2.
4.6 Certain Matters Relating to Budgeting.
4.6.1 Client shall deliver to Provider, not later than one-hundred twenty (120) calendar days prior to the start of each Fiscal Year following the Stub Period (or such other deadline as may be mutually agreed to in writing by the Parties), a rolling two-year annual proposed budget for Client’s operations for such upcoming Fiscal Year and the following Fiscal Year (presented on a monthly basis), in a form, and containing the information, including budgeted Operating Costs, necessary for the Parties to perform their obligations under this Agreement as well as additional information mutually agreed upon in writing by the Parties (the “Operating Budget”).
4.6.2 Concurrently with the delivery of the Operating Budget under Section 4.6.1 above, Client shall deliver to Provider a proposed statement of work specifying Client’s anticipated needs for the next Fiscal Year within each Service Category, including the Course Materials for the Courses that Client projects being developed (each, a “Projected Service Need”). Upon mutual written agreement of such statement of work for the upcoming Fiscal Year, such statement of work will be the “Annual Statement of Work” for such upcoming Fiscal Year. Unless Provider rejects a particular Projected Service Need within thirty (30) calendar days after receipt of the proposed Annual Statement of Work, the Direct Cost Charges Budget delivered by Provider under Section 4.6.3 below shall include projected Services Fees (including Direct Cost Charges) for each Projected Service Need, and all Projected Service Needs (as modified by mutual written agreement of the Parties) contemplated by the final Direct Cost Charges Budget established under Section 4.6.3 shall be deemed part of the Services for the Fiscal Year to which the Annual Statement of Work relates.
4.6.3 Based on the information included in the Operating Budget provided under Section 4.6.1 and the Annual Statement of Work provided under Section 4.6.2, Provider will develop and/or update a rolling two-year annual proposed budget for Direct Cost Charges for such upcoming Fiscal Year and the following Fiscal Year (presented on a monthly basis), that is responsive to and consistent with such Operating Budget and Annual Statement of Work for the applicable Fiscal Years (the “Direct Cost Charges Budget”). Not later than thirty (30) calendar days after receipt of the Operating Budget (or such other deadline as may be mutually agreed to in writing by the Parties), Provider will provide the Direct Cost Charges Budget to Client for review, accompanied by comparisons to the current year-to-date and prior year budgeted and actual Direct Cost Charges. Provider shall also promptly provide such supporting information, detail, and substantiation for the proposed Direct Cost Charges as Client may reasonably request. If Client, in good faith, disagrees, in whole or in part, with the presented Direct Cost Charges Budget for the upcoming Fiscal Year, then no later than thirty (30) calendar days after receipt of the Direct Cost Charges Budget (or such other

Exhibit 10.1
deadline as may be mutually agreed to in writing by the Parties), Client shall notify Provider of such disagreement in writing (a “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement; provided, that any Direct Cost Charges that reflect market rate charges by third-party vendors (including Subsidiaries of Provider) for services or products utilized by Provider in connection with providing the Services hereunder shall be accepted and not be subject to dispute. Any such Notice of Disagreement shall include a copy of the Direct Cost Charges Budget for such upcoming Fiscal Year, marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and including a reasonably detailed explanation as to why Client is disputing the line items. Upon receipt of a Notice of Disagreement, Provider and Client shall use all reasonable efforts for a period of fifteen (15) calendar days following the delivery of the Notice of Disagreement (or such longer period as Provider and Client may mutually agree in writing) to resolve any Disputed Line Items. At the end of this fifteen (15) calendar day period (or such longer period as Provider and Client may mutually agree in writing), Provider shall provide its proposed Direct Cost Charges Budget for such upcoming Fiscal Year, inclusive of any revisions thereto agreed upon between Provider and Client and marked to indicate any remaining Disputed Line Items, to Client for its review.
4.6.4 To be finalized and adopted, the Direct Cost Charges Budget for any given Fiscal Year must be approved in writing by Client, and Client shall have final authority, to be exercised in good faith, to accept or reject, in whole or in part, the Direct Cost Charges Budget proposed by Provider. If a Disputed Line Item is not resolved by Provider and Client by the day which is thirty (30) calendar days prior to the beginning of the Fiscal Year to which it relates, then the final Direct Cost Charges Budget for such next Fiscal Year will be as follows: (a) for the particular Services for which the Parties have mutually agreed upon projected Direct Cost Charges, the final budgeted Direct Cost Charges for such Services will be the mutually agreed projected Direct Cost Charges; and (b) for the particular Services which are subject to the Disputed Line Item, the final budgeted Direct Cost Charges for such Services shall be the lesser of Provider’s projected Direct Cost Charges or 102% of the documented actual Direct Cost Charges for such Services in the preceding Fiscal Year (or, if the prior period was the Stub Period, then 102% of the Direct Cost Charges for such Services in the Stub Period, calculated on an annualized basis) adjusted proportionally for (i) any increase or decrease projected by Client in enrollment (or any other activity impacting the Operating Budget) for the given Fiscal Year (based on the Operating Budget) relative to the current Fiscal Year (based on year-to-date actual enrollment, annualized), and (ii) any increase or decrease in the scope or scale of Services for the given Fiscal Year (based on the Annual Statement of Work) relative to the current Fiscal Year (or relative to the Stub Period, as applicable) as mutually agreed to by the Parties) (or, if the Parties are unable to mutually agree on such proportional adjustments, as determined in accordance with the dispute resolution process set forth in Section 20.11).
4.6.5 The Parties shall evaluate their respective operational performance during the course of the Stub Period and subsequent Fiscal Years relative to the

Exhibit 10.1
respective amounts in the Operating Budget and the Direct Cost Charges Budget for such Contract Periods and, if the actual Operating Costs or Direct Cost Charges at any time during such applicable Contract Periods indicate a variance, in the aggregate, of more than one percent (1%) from the aggregate Operating Costs in the Operating Budget or the actual Direct Cost Charges in the Direct Cost Charges Budget for such Contract Period, or if the Parties otherwise mutually agree that modifications to the Operating Budget or Direct Cost Charges Budget for such Contract Period are appropriate, the Parties shall negotiate in good faith to adjust the Operating Budget or the Direct Cost Charges Budget and resulting Services Fees for such Contract Period; provided, however, that any such adjustments will require the mutual written agreement of the Parties and no Party will be obligated to agree to any such adjustment; provided further, however, that if Client exercises its rights under Section 8.3, and such action is reasonably anticipated to cause Provider to incur additional Direct Cost Charges to comply therewith, then Client and Provider shall agree in good faith on modifications to the then current Direct Cost Charges Budget to account for, and cause Provider to receive additional Service Fees in respect of, such increased costs.
4.6.6 If actual Client Net Tuition and Fee Revenue for any calendar quarter within a Fiscal Year beginning after the Stub Period is less than ninety-eight percent (98%) of the budgeted Client Net Tuition and Fee Revenue for such quarter, then Provider shall reduce its Direct Cost Charges for the subsequent calendar quarter of such Fiscal Year by a percentage equal to the percentage decrease in Client Net Tuition and Fee Revenue for such prior calendar quarter.
4.6.7 Anything in this Section 4.6 to the contrary notwithstanding, the Parties have approved and agreed upon, and delivered to one another, the Operating Budget of Client, the related Annual Statement of Work, and the Direct Cost Charges Budget of Provider for the Stub Period. The Parties also have delivered to one another a proposed Operating Budget and Direct Cost Charges Budget for the Fiscal Year following the Stub Period. The proposed Operating Budget and Direct Cost Charges Budget for the Fiscal Year following the Stub Period and, thereafter, the second Fiscal Year of each two-year rolling Operating Budget and Direct Cost Charges Budget will be forecasts and subject to updating, review, and ultimate approval as described in this Section 4.6.
5. Payment Priority; Compensation for Services.
5.1 Payment Priority. All Client Net Tuition and Fees Revenue of Client in any Contract Period will be allocated and/or paid as follows:
5.1.1 First, to pay the Priority Cost Amount to Client; and
5.1.2 Second, to pay the Services Fees to Provider as set forth in Section 5.2 below.
The net amount of Client Net Tuition and Fees Revenue remaining after allocation to or payment of the foregoing amounts is referred to herein as the “Residual Amount”. The

Exhibit 10.1
Residual Amount may be used or distributed by Client in any manner determined by Client, in its sole discretion.
5.2 Services Fees. Subject to the payment priorities set forth in Section 5.1 above and the potential adjustments as provided in Section 5.5 below, as compensation to Provider for its performance of the Services for Client, the Client will pay to Provider for each Contract Period an amount equal to the sum of (a) subject to Section 4.6.6 above and Section 5.3 below, the actual Direct Cost Charges for such Contract Period, plus (b) the Participation Fee applicable for such Contract Period (collectively, the “Services Fees”). The Services Fees shall be calculated and paid on a monthly basis as provided below.
5.3 Treatment of Excess Direct Cost Charges. If Provider incurs documented Direct Cost Charges for providing the Services in a given Contract Period that exceed the Direct Cost Charges reflected in the Direct Cost Charges Budget for such Contract Period (adjusted to incorporate any changes agreed to in writing by the Parties) by more than two percent (2%), then (a) the amount of such excess Direct Cost Charges that are up to two percent (2%) greater than the actual Direct Cost Charges charged by Provider for the prior Contract Period (or, in the case of the Stub Period, up to two percent (2%) greater than the Direct Cost Charges set forth in the Direct Cost Charges Budget for the Stub Period) (in each case, adjusted to incorporate any changes agreed to in writing by the Parties) will be included in the Direct Cost Charges component of the Services Fees charged to Client for such Contract Period; and (b) the amount of such excess Direct Cost Charges that exceed the actual Direct Cost Charges charged by Provider for such prior Contract Period (or, in the case of the Stub Period, exceed the Direct Cost Charges set forth in the Direct Cost Charges Budget for the Stub Period) (in each case, adjusted to incorporate any changes agreed to in writing by the Parties) by more than two percent (2%), if not otherwise specifically approved in writing by Client pursuant to Section 4.6.5, will be absorbed by Provider and will not be included in the Direct Cost Charges charged to Client as part of the Services Fees for such Contract Period.
5.4 Payment.
5.4.1 Subject to Section 5.2 above, on or prior to the fifth (5th) day of each calendar month of a Contract Period, Client shall provide to Provider a statement setting forth, for such current calendar month: (a) the projected number of students enrolled by Client in any Course, and (b) the projected Client Net Tuition and Fees Revenue to be generated.
5.4.2 On or before the fifteenth (15th) calendar day of each calendar month of a Contract Period, Provider shall provide to Client an invoice setting forth the Services Fees payable by Client to Provider pursuant to this Section 5 for such current calendar month, which invoice shall include (a) Provider’s calculation of the Services Fees for such current calendar month, which shall reflect (i) the Direct Cost Charges for such calendar month (including any adjustments pursuant to Section 4.6.5 or Section 4.6.6), and (ii) the Participation Fee for such current calendar month, and (b) a

Exhibit 10.1
comparison by line item of the actual Contract Period-to-date Direct Cost Charges against the final Direct Cost Charges Budget for that Contract Period.
5.4.3 On or before the later of (a) the last Business Day of each calendar month of a Contract Period, or (b) the Business Day immediately following the day that is fifteen (15) days after receipt of Provider’s invoice under Section 5.4.2, Client shall pay to Provider the Services Fees for such current calendar month (or for such immediately prior calendar month, if, pursuant to clause (b), payment is not due until a Business Day that falls in the next calendar month), as set forth in the invoice provided under Section 5.4.2, by wire transfer of funds to a bank account as specified by Provider in writing. Notwithstanding the foregoing, to the extent that the payment of the Services Fees with respect to such calendar month would cause Client’s cash on hand to fall below the Minimum Cash Amount, Client at its option may choose to defer such portion of the Services Fee for payment until such time as, and to the extent that, Client’s cash on hand is at or above the Minimum Cash Amount. In such circumstances, any subsequent monthly payments of Services Fees shall be deemed to first satisfy Client’s obligations with respect to deferred payments, and then to satisfy Client’s obligations in respect of Services Fees due and owing for any subsequent month.
5.5 Certain Adjustments to Services Fees. The Services Fees payable to Provider are subject to adjustment as follows:
5.5.1 Subject to Section 4.3 above, the Services Fees payable by Client to Provider for a Contract Period shall be adjusted downward in the aggregate by such amount as is necessary for the Residual Amount for such Contract Period to equal the Minimum Residual Amount for such Contract Period, with such adjustment being reflected entirely on the last invoice for which payment is due in the applicable Contract Period such that Client receives the full economic benefit of such adjustment before the end of the applicable Contract Period. For purposes of facilitating the foregoing Services Fees adjustment, on or before the seventy-fifth (75th) day prior to the end of the applicable Contract Period, Client shall prepare and distribute to Provider a projected full financial statement for Client for such Contract Period (the “Projected Financial Statement”), which shall include (i) the projected Priority Cost Amount for such Contract Period, (ii) the projected Services Fees for such Contract Period, and (iii) a calculation of the amount of the adjustment in Services Fees, if any, that would be necessary for Client to achieve the Minimum Residual Amount for such Contract Period (the amount of such adjustment, the “Fee Adjustment”). Between the date the Projected Financial Statement is delivered by Client to Provider and the forty-fifth (45th) day prior to the end of the applicable Contract Period, the Parties shall work with one another in good faith to finalize the Projected Financial Statement and calculate the amount of the Fee Adjustment.
(a) If the Projected Financial Statement, as finally agreed by the Parties, indicates that a Fee Adjustment is required in order for Client to achieve the Minimum Residual Amount for the applicable Contract Period, then Provider will apply

Exhibit 10.1
the Fee Adjustment to the next invoice issuable in the applicable Contract Period and the amount payable by Client shall be reduced by the amount of such Fee Adjustment.
(b) If, following the Year-End Reconciliation for a Contract Period, it is determined that Client, based on its actual financial results for such Contract Period, would have achieved the Minimum Residual Amount without application of the full Fee Adjustment provided for such Contract Period, then Client shall promptly pay to Provider an amount equal to the amount of the excess Fee Adjustment previously received for such Contract Period.
5.5.2 Subject to Section 6.3 below, for each Fiscal Year following the seventh (7th) full Fiscal Year of the Initial Term (e.g. following the Fiscal Year ending June 30, 2028), the Applicable Percentage used to calculate the Participation Fee shall be as set forth on Exhibit A.
5.6 Reconciliations. The following provisions shall apply to the calculation and reconciliation of payments of Services Fees made under this Agreement.
5.6.1 The Parties shall, at the times set forth in this Section, reconcile all payments of Services Fees and applications of Fee Adjustments contemplated by this Agreement, as well as amounts from which such payments and adjustments are derived, including Client Net Tuition and Fees Revenue, Operating Costs, Per Capita Operating Costs, and Direct Cost Charges (“Reconciliations”). Reconciliations shall take into account payments made and adjustments provided, if any, based on Reconciliations performed for prior applicable periods of the same Contract Period. A statement reflecting the results of each Reconciliation (a “Reconciliation Statement”) shall be prepared and agreed to by the Parties as provided in this Section, detailing the discrepancies between the amounts received by, and amounts owed to, a Party, and any resulting payment obligation of either Party, pursuant to this Section, during the applicable period to which such Reconciliation Statement relates. Quarterly and Year-End Reconciliations shall be based on the applicable financial books and records of the Parties maintained as required by this Agreement, and the Year-End Reconciliation shall be prepared based on Client’s Audited Financial Statements. Any disputes regarding quarterly and Year-End Reconciliations will be resolved pursuant to Section 5.7.2 and Section 5.7.3 below.
(a) On a quarterly basis, Client shall prepare and submit to Provider a reconciliation of the Services Fees paid to Provider to determine whether, and to what extent, Provider may have received Services Fees in an amount in excess of, or less than, the amount which it should have been paid in accordance with the terms of this Agreement based on the actual Client Net Tuition and Fees Revenue, the Priority Cost Amount, and Direct Cost Charges for such quarterly period (in the case of the Stub Period, such reconciliation shall be prepared and submitted by Client to Provider following the first full calendar quarter of such Stub Period and shall cover the period from the Effective Date through the end of such calendar quarter). Except with respect to the last calendar quarter of each Contract Period (which is covered by Section 5.6.1(b) below), the quarterly Reconciliation shall be completed within thirty (30)

Exhibit 10.1
days immediately following the end of each calendar quarter during the Term. Based on the quarterly Reconciliation, the Parties shall re-calculate the Services Fees paid to Provider during the immediately preceding quarter and determine whether Provider received excess Services Fees or whether Provider received an underpayment of Services Fees for such quarter. For any excess Services Fees paid to Provider for such prior quarter, Provider shall reflect such amount as a downward adjustment in the amount of the Services Fees due and payable by Client upon receipt of the next invoice delivered to Client under Section 5.4.2. For any underpayment of Services Fees paid to Provider for such prior quarter, Provider shall add such amount to the Services Fees due and payable by Client upon receipt of the next invoice delivered to Client under Section 5.4.2.
(b) Client shall complete an independent audit, and shall cause to be prepared and approved Client’s Audited Financial Statements, within ninety (90) days immediately following the end of the Stub Period and each Fiscal Year thereafter. Within ten (10) days immediately following Client’s approval of the Audited Financial Statements, Client shall prepare and submit to Provider, based upon and consistent with Client’s Audited Financial Statements, (i) a Reconciliation of Services Fees for the calendar quarter just-ended to make the same determination described in Section 5.6.1(a) above, and (ii) a Reconciliation for the full Contract Period based on the Contract Period end numbers reflecting, for such Contract Period (or portion thereof), all Client Net Tuition and Fees Revenue earned, all Operating Costs and Direct Cost Charges, any applicable refunds of Direct Cost Charges due under Section 2.15.5 (together with specific documentation supporting the amount of any such refund claim), and such other information as the Parties require in order to determine if Provider received the accurate amount of Services Fees due it for such Contract Period pursuant to the terms of this Agreement and if Client received at least the applicable Minimum Residual Amount due it for such Contract Period pursuant to the terms of this Agreement (the “Year-End Reconciliation”). Based on the Year-End Reconciliation, the Parties shall effect a “true-up” of all payments made pursuant to this Section 5 for the Contract Period just-ended in order to assure that Provider received the correct amount of Services Fees for such Contract Period to which it is entitled under the Agreement and that Client received at least the applicable Minimum Residual Amount for such Contract Period to which it is entitled under the Agreement. Subject to Section 5.7.3 below, any payments made by Client to Provider, or by Provider to Client, pursuant to the foregoing (the Party required to make any such “true up” payment as a result of such Year-End Reconciliation or following the dispute resolution process under Section 5.7.3 below being referred to as the “Paying Party”) shall be made within fifteen (15) days’ following the date upon which the Year-End Reconciliation is completed and delivered to Provider as provided above.
5.6.2 Calculation of Payments; Process. In calculating payments pursuant to this Section 5, the following principles and procedures shall apply:

Exhibit 10.1
(a) All financial statement amounts (actual, budgeted or projected) shall be calculated based on GAAP, consistently applied by each of the Parties.
(b) All amounts that apply to a period of less than a Fiscal Year shall be prorated for any portion of a Fiscal Year for which the payment applies. All quarterly payments that apply to a period of less than a quarter shall be prorated for any portion of a quarter for which the payment applies.
(c) Services Fees due under this Agreement that are not paid to Provider on or before the dates provided in Section 5.4 (and subject to Client’s right to defer payment as provided in Section 5.4.3) shall accrue simple interest at the prime rate as quoted in the Wall Street Journal plus one percent (1.0%) per annum or, if lower, the maximum rate permitted by Applicable Law, from and including the first day after the due date until paid in full. In the event that Client fails to timely pay Services Fees due hereunder for three (3) consecutive months, the Services Fee due for such third (3rd) month shall also be subject to a late payment penalty of three percent (3%) of the applicable payment, which amount shall be added to the next invoice issued by Provider.
5.7 Books and Records; Audited Financial Statements; Examination.
5.7.1 Each Party shall:
(a) maintain accurate and complete books and records as are necessary to substantiate the Services performed and the Services Fees payable in connection with this Agreement for a period of not less than seven (7) years after the creation thereof.
(b) deliver to each other Party each year, promptly upon completion thereof, its Audited Financial Statements (provided, that Provider’s Audited Financial Statements shall be deemed delivered to Client as of the date on which such Audited Financial Statements are filed with the Securities and Exchange Commission or otherwise posted on Provider’s website and, in each case, available for public viewing).
5.7.2 During the twelve (12) month period following Provider’s receipt of Client’s Audited Financial Statements, or as necessary in connection with matters subject to Section 5.6, each Party, as applicable, shall have the right to examine and audit (or cause its external auditors to examine and audit) the books and records of each other Party as necessary to verify the examined Party’s compliance with the terms of this Agreement. All examinations shall be performed in accordance with the following terms:
(a) The examined Party shall reasonably cooperate with the examining Party in conducting any such examination. The examining Party and its representatives (including third party accountants) shall keep all information obtained during any such examination confidential pursuant to and in accordance with Section 16.

Exhibit 10.1
(b) Examinations shall: (i) be performed, upon not less than five (5) Business Day’s advance written notice to the examined Party, at the examined Party’s principal place of business (or other location mutually agreed by the Parties in writing) during normal business hours, (ii) be performed no more frequently than once during each Contract Period (or portion thereof) by any Party (except for examinations to ensure that a previously discovered problem is not reoccurring), (iii) not be conducted in a manner that unreasonably interferes with the audited Party’s course of business, and (iv) subject to delays outside the control of the Parties, be concluded within forty-five (45) days of commencement of the examination.
(c) The examining Party may perform examinations hereunder using an independent third party accounting firm, at its sole expense, in which case the examined Party shall permit entry of the examining Party’s third party accounting firm to its principal place of business to perform inspections of the examined Party’s books and records.
(d) If any examination made pursuant to this Section 5.7.2 reveals that any calculation of payments to or from Client or Provider under this Agreement has not been made in accordance with the terms of this Agreement, the examining Party shall promptly deliver to the examined Party written notice specifying the nature of any miscalculation or the amount of such underpayment or overpayment and providing the data and information necessary, or requested, to support such claim (an “Examination Notice”). Following its receipt of any such Examination Notice, the examined Party will have a period of thirty (30) calendar days to dispute in writing to the examining Party any of the findings contained in the Examination Notice. If the examined Party fails to dispute the findings in the Examination Notice during such thirty (30) day period, then the results of the examination set forth in the Examination Notice shall become final and binding on the Parties. If the examined Party disputes any findings in the Examination Notice within the applicable thirty (30) day period in accordance with this Section, then the Parties will work together in good faith for a period of up to thirty (30) calendar days to seek to resolve the disputed matter, including the exchange of underlying information and records as reasonably requested. Should no resolution be reached within the first fifteen (15) calendar days of said period, such efforts to resolve the disputed matter shall include escalating the matter to the Parties’ respective Executives. If the Parties agree in writing to the resolution of any disputed matters during the thirty (30) calendar day negotiation period described above, then the terms of such written agreement shall be final and binding on the Parties with respect to such resolved matters.
5.7.3 If (i) the Paying Party disputes in writing the amount of any “true up” payment under Section 5.6.1(b) above prior to the date such “true up” payment is due, or (ii) if any of the disputed matters remain unresolved at the end of the thirty (30) calendar day negotiation period described in Section 5.7.2(d) above, then such disputed matters shall be resolved by an Independent Accounting Firm in accordance with this Section 5.7.3.

Exhibit 10.1
(a) Within twenty (20) days after, as applicable (i) the delivery of the dispute notice referenced above, or (ii) the expiration of the applicable time period for the Parties to resolve their disputes through negotiations pursuant to Section 5.7.2, the Parties shall engage the Independent Accounting Firm; provided, that if Provider and Client are unable to mutually agree upon and engage such a firm during such twenty (20) day period, then, no later than twenty (20) days thereafter, each of Provider and Client shall select and engage a nationally recognized independent public accounting firm and those two accounting firms will promptly, but in no event more than twenty (20) days later, select and engage a third nationally recognized independent public accounting firm, which third accounting firm shall serve as the Independent Accounting Firm. Notwithstanding the foregoing, in the case of the application of the foregoing proviso, if either Provider or Client fails to timely engage an accounting firm, then the Independent Accounting Firm will be the accounting firm timely engaged by the Party selecting a firm.
(b) Within thirty (30) calendar days after the Independent Accounting Firm has been engaged, Provider and Client shall each submit a written statement to the other and the Independent Accounting Firm identifying in reasonable detail such Party’s calculation of each disputed amount. If either Provider or Client fails to timely submit its written statement to the other and the Independent Accounting Firm, or if either Provider or Client fails to timely provide records requested by the other, then the Independent Accounting Firm shall resolve such disputed matters in accordance with the written statement of the Party that was timely submitted. Otherwise, the Independent Accounting Firm shall resolve each disputed amount by selecting either the calculation submitted by Provider or the calculation submitted by Client, based on which calculation the Independent Accounting Firm determines to be more accurate. The Independent Accounting Firm shall submit its final written report to Provider and Client within sixty (60) calendar days (or such other time period as the Provider and Client mutually agree in writing) after the deadline for Provider and Client to submit their written statements to the Independent Accounting Firm. For the avoidance of doubt, the Independent Accounting Firm shall only decide the specific items under dispute by Provider and Client and its decision for each disputed amount must be either the calculation submitted by Provider or Client and not a different calculation it performs. In connection with the resolution of the disputes, each of Provider and Client shall make available to the other and the Independent Accounting Firm, as the case may be, such books and records, documents, work papers, and other information as the other or the Independent Accounting Firm may reasonably request to resolve the dispute. The Independent Accounting Firm’s determination made in accordance with this Section will be final and binding upon the Parties and will not be subject to appeal, absent fraud or manifest error.
(c) Each of Provider and Client shall be responsible for its own costs and fees relating to any dispute resolution pursuant to this Section 5.7.3 except that (i) the cost and fees of the Independent Accounting Firm shall be the responsibility of the Party that fails to prevail in any such dispute, and (ii) if an examination shows an

Exhibit 10.1
underpayment or overpayment of Services Fees of two percent (2%) or more for the period being examined, then the cost of the examination shall be borne by the Party responsible for the error. If the final report of the Independent Accounting Firm discloses any such underpayment or overpayment, then, within fifteen (15) days following the submission by the Independent Accounting Firm of its final report to Client and Provider, the Paying Party shall pay to the other Party the amount thereof.
6. Term, Termination.
6.1 Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall continue through June 30, 2036. Unless earlier terminated as provided in this Agreement, or unless a Party elects not to renew this Agreement as provided in Section 6.2, this Agreement shall automatically renew for up to two (2) additional five (5) year terms (each additional five year term, a “Renewal Term” and, together with the Initial Term, the “Term”).
6.2 Non-Renewal of Initial Term or any Renewal Term. Either Provider or Client may elect not to renew this Agreement at the end of the Initial Term or any subsequent Renewal Term by giving the other written notice of such election not to renew at least six (6) months prior to the end of such Initial Term or subsequent Renewal Term.
6.3 Termination for Failure to Achieve Threshold Financial Performance.
6.3.1 If, based on Client’s Audited Financial Statements covering the seventh (7th) full Fiscal Year of the Initial Term (e.g. covering the Fiscal Year ending June 30, 2028) or any Fiscal Year thereafter, Client achieves Client Net Tuition and Fee Revenue equal to or less than $400.0 million (the “Threshold Level”), then Client or Provider may, within thirty (30) days after Client has delivered to Provider the Audited Financial Statements of Client for the applicable Fiscal Year, terminate this Agreement, without payment of any termination fee (including any Early Termination Fee) or other penalty, by providing written notice of termination to the other Parties stating an effective date of termination at least six (6) months following the date of such notice. If neither Client nor Provider provides such written notice during such applicable thirty (30) day period, then this right will expire as to such Fiscal Year and will not be applicable unless, in a subsequent Fiscal Year, Client again fails to achieve Client Net Tuition and Fee Revenue equal to at least the Threshold Level. If Provider objects to information contained in the Audited Financial Statements on which the determination of Client’s failure to achieve the Threshold Level is based, the Parties shall attempt to resolve any differences between them following the process set forth in Section 5.7.3.
6.3.2 If the Paying Party fails to pay any required “true up” payment within thirty (30) days of the later of (a) the date that the Year-End Reconciliation is delivered by Client to Provider pursuant to Section 5.6.1(b), or (b) the date that the Independent Accounting Firm submits its final report to Client and Provider pursuant to Section 5.7.3(b) with respect to such Year-End Reconciliation, then the non-Paying

Exhibit 10.1
Party may, within thirty (30) days after the end of such foregoing thirty (30) day period, terminate this Agreement, without payment of any termination fee (including any Early Termination Fee) or other penalty, by providing written notice of termination to the Paying Party stating an effective date of termination at least three (3) months following the date of such notice. If the non-Paying Party does not provide such written notice during such applicable thirty (30) day period, then its right to terminate this Agreement under this Section 6.3.2 will expire and no longer be applicable as to such Fiscal Year.
6.4 Termination of Agreement for Breach. This Agreement may be terminated effective immediately by written notice given by either Provider or Client (such Party, the “Terminating Party”) following the occurrence of Cause (such other Party, the “Defaulting Party”). For purposes of the foregoing, “Cause” shall mean:
6.4.1 a breach or breaches of this Agreement by the Defaulting Party that, if not cured, would, individually or in the aggregate, result in a material adverse effect on the Terminating Party (collectively, a “Material Breach”), and which Material Breach is not cured by the Defaulting Party within one-hundred twenty (120) days following its receipt of written notice of the existence of such Material Breach from the Terminating Party, stating the nature of such Material Breach and describing such Material Breach in sufficient detail to enable the Defaulting Party to determine if such Material Breach occurred;
6.4.2 the failure of Client to pay when due any Services Fees, which nonpayment is not cured by Client within thirty (30) days following its receipt of written notice thereof from Provider (in which case Provider shall be the Terminating Party and Client shall be the Defaulting Party);
6.4.3 an act or omission by Provider that occurs following the Effective Date, whether related to Provider’s performance under this Agreement or Provider’s other business activities (in either case, which does not otherwise constitute a Material Breach of this Agreement), which act or omission, as determined and set forth in a Decision, both: (a) constitutes willful malfeasance, willful misconduct, or recklessness by Provider; and (b) has caused, or would be reasonably expected to cause, an Academic Reputation Material Adverse Change; or
6.4.4 either Provider or Client files a petition for bankruptcy, reorganization, or arrangement under any federal or state statute, or makes an assignment for the benefit of creditors, or takes advantage of any insolvency statute, or an involuntary petition of bankruptcy or insolvency under any federal or state statute is filed against Provider or Client and such Party shall fail to dismiss the same within sixty (60) days (in which case the Party subject to the foregoing shall be the Defaulting Party and the other Party shall be the Terminating Party).
6.5 Voluntary Early Termination; Payment of Early Termination Fee.
6.5.1 Client may elect to terminate this Agreement, for any reason or no reason, at any time following the seventh (7th) full Fiscal Year of the Initial Term (e.g.

Exhibit 10.1
following the Fiscal Year ending June 30, 2028) and prior to the expiration of the Initial Term by giving Provider written notice of such termination and stating an effective date of termination at least (6) months following the date of such notice. If Client gives written notice to Provider of its decision to terminate this Agreement in accordance with this Section 6.5.1, then, as a condition to such termination, on or prior to the effective date of termination, Client shall either (i) pay to Provider the Early Termination Fee in its entirety by wire transfer of immediately available funds, or (ii) pay to Provider 50% of the Early Termination Fee by wire transfer of immediately available funds and concurrently give Provider an installment note in the principal amount of 50% of the Early Termination Fee, with such note providing for the payment of such amount in equal annual installments over a period of ten (10) years and bearing interest at the prime rate as quoted in the Wall Street Journal plus one percent (1.0%) per annum or, if lower, the maximum rate permitted by Applicable Law, from and including the first day after the effective date of termination until paid in full.
6.5.2 If Provider terminates this Agreement for Cause pursuant to Section 6.4.2 above, then, as liquidated damages and Provider’s sole and exclusive remedy, Client shall pay to Provider within ten (10) Business Days of the effective date of termination all unpaid Services Fees. In addition, Client shall either (i) pay to Provider the Early Termination Fee in its entirety by wire transfer of immediately available funds, or (ii) pay to Provider 50% of the Early Termination Fee by wire transfer of immediately available funds and concurrently give Provider an installment note in the principal amount of 50% of the Early Termination Fee, with such note providing for the payment of such amount in equal annual installments over a period of ten (10) years and bearing interest at the prime rate as quoted in the Wall Street Journal plus one percent (1.0%) per annum or, if lower, the maximum rate permitted by Applicable Law, from and including the first day after the effective date of termination until paid in full. The Parties intend that such liquidated damages constitute compensation and not a penalty. The Parties acknowledge and agree that the harm caused by Client’s failure to pay the Services Fees would be impossible or very difficult to accurately estimate at the time of contract, and that the liquidated damages described in this Section are a reasonable estimate of the anticipated or actual harm that might arise from Client’s failure to pay the Services Fees. Notwithstanding anything herein to the contrary, Client’s payment of the unpaid Services Fees and the Early Termination Fee is Client’s sole liability and entire obligation and Provider’s exclusive remedy for any failure by Client to pay the Services Fees.
6.5.3 If Client terminates this Agreement for Cause pursuant to Section 6.4.1 or Section 6.4.4 above, or if Client terminates Provider’s right to provide any Service pursuant to Section 2.15.6 above, then Client shall not be obligated to pay all or any portion of the Early Termination Fee. Notwithstanding the foregoing, if Client terminates this Agreement for Cause pursuant to Section 6.4.3 above, then, as a condition to such termination, on or prior to the effective date of termination, Client shall either (i) pay to Provider the Early Termination Fee in its entirety by wire transfer of immediately available funds, or (ii) pay to Provider 50% of the Early Termination Fee by

Exhibit 10.1
wire transfer of immediately available funds and concurrently give Provider an installment note in the principal amount of 50% of the Early Termination Fee, with such note providing for the payment of such amount in equal annual installments over a period of ten (10) years and bearing interest at the prime rate as quoted in the Wall Street Journal plus one percent (1.0%) per annum or, if lower, the maximum rate permitted by Applicable Law, from and including the first day after the effective date of termination until paid in full.
6.6 Effect of Termination. Upon any termination or expiration of this Agreement, (a) Provider shall be entitled to, and Client shall pay, all undisputed Services Fees and other amounts due hereunder up to and through the date of termination, as determined and payable in accordance with the terms of this Agreement, including, if applicable, any Early Termination Fee, (b) in addition to the other rights set forth herein, each of Provider and Client shall take reasonable steps to provide the other with any information and records in its possession reasonably related to this Agreement requested by such other Party in writing to the extent appropriate and necessary to permit the continuing business operations of each of Provider and Client with a minimum of disruption to the Parties and the students of the Institution, (c) except for any licenses that are identified as irrevocable or that are expressly identified as surviving the termination of this Agreement, all other licenses granted under Section 10 below will terminate as of the effective date of termination or expiration, (d) in connection with a termination under Section 6.4, except as provided in Section 6.5.2 and Section 13.2, the Terminating Party may seek any other remedies available to it, whether legal, contractual, equitable or otherwise, and (e) each Party shall exercise commercially reasonable efforts to return or migrate (i) in the case of Provider, any Client IP in Provider’s possession or control to Client or its designee as reasonably directed by Client, except to the extent that Provider has the express right under this Agreement to continue using such Client IP after termination or expiration of this Agreement, and (ii) in the case of Client, any Provider IP in Client’s possession or control to Provider or its designee as reasonably directed by Provider, except to the extent that Client has the express right under this Agreement to continue using such Provider IP after termination or expiration of this Agreement.
7. Transition of Services. Notwithstanding anything herein to the contrary, if a Party gives to the other Party hereto written notice of nonrenewal pursuant to Section 6.2 above or written notice of termination pursuant to Section 6.3 or Section 6.4 above, then, during the period between the giving of such notice and the effective date of expiration or termination of the Agreement, the Parties agree to cooperate and work in good faith to wind down their relationship and effectuate an orderly transition of the Services, with a goal of minimum interruption to Client, its students and its Educational Activities. For clarity, it is agreed and understood that the licenses granted to Provider in Section 10 and the license granted to Client in Section 2.10.2 for De-Identified or Aggregated Data Sets shall remain in effect until the effective date of expiration or termination of this Agreement.
8. Certain Representations, Warranties and Covenants of the Parties.

Exhibit 10.1
8.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants that, as of the Effective Date and at all times during the Term: (a) it has, and will have, the requisite corporate power and authority to enter into and perform under this Agreement; (b) the performance by such Party of its obligations under this Agreement does not and will not constitute a material breach of, or otherwise contravene the terms of, any other agreement to which it is a party or under which it is otherwise bound; and (c) such Party has obtained or will diligently seek to obtain all third party consents, authorizations and approvals (including, in the case of Client, Educational Approvals for the Institution, the Programs, and Courses) necessary for it to perform its obligations and exercise its rights under this Agreement.
8.2 Certain Covenants of Provider. Provider will provide certain financial aid services on behalf of Client as set forth on Exhibit B. The Parties acknowledge that these Services may result in Provider being classified as a “Third-Party Servicer” as defined in 34 C.F.R. § 668.2. In respect of the foregoing:
8.2.1 Provider agrees to comply with all applicable statutory provisions of or applicable to Title IV of the HEA, all applicable regulatory provisions prescribed under that statutory authority, and all applicable special arrangements, agreements, limitations, suspensions, and terminations entered into under the authority of statutes applicable to Title IV of the HEA, including the requirement to use any funds that Provider administers under any Title IV Programs and any interest or other earnings thereon solely for the purposes specified in and in accordance with that Title IV Program.
8.2.2 Provider agrees to refer to the Office of Inspector General (“OIG”) of ED for investigation any information indicating there is reasonable cause to believe that Client, including the Institution, might have engaged in fraud or other criminal misconduct in connection with the Institution’s administration of any Title IV Program or an applicant for Title IV Program assistance might have engaged in fraud or other criminal misconduct in connection with his or her application, including the examples of information that must be referred to the OIG as stated in 34 C.F.R. § 668.25(c)(2)(i)-(vii).
8.2.3 Provider agrees to be jointly and severally liable with Client, including the Institution, to ED for any violation by Provider of any statutory provision of or applicable to Title IV of the HEA, any regulatory provision prescribed under that statutory authority, and any applicable special arrangement, agreement, or limitation entered into under the authority of statutes applicable to Title IV of the HEA.
8.2.4 In the event that Provider disburses funds (including funds received under the Title IV Programs) or delivers Federal Stafford Loan Program proceeds to a student, Provider agrees to: (a) confirm the eligibility of the student before making that disbursement or delivering those proceeds, which confirmation must include, but is not limited to, any applicable information contained in the records required under 34 C.F.R. § 668.24; and (b) calculate and return any unearned Title IV Program funds to the Title IV Program accounts and the student’s lender, as appropriate, in accordance with the

Exhibit 10.1
provisions of 34 C.F.R. §§ 668.21 and 668.22, and applicable Title IV Program regulations.
8.2.5 Upon the termination of this Agreement by any Party or if Provider stops providing services for the administration of a Title IV Program, goes out of business, or files a petition under the Bankruptcy Code, Provider agrees to return to the Institution all: (a) records in Provider’s possession pertaining to the Institution’s participation in the Title IV Program(s) for which services are no longer provided, and (b) funds, including Title IV Program funds, received from or on behalf of the Institution or its students for the purposes of the Title IV Program(s) for which services are no longer provided.
8.2.6 Provider represents and warrants that it: (a) has not been limited, suspended, or terminated by the Secretary within the preceding five (5) years; (b) has not had, during Provider’s two (2) most recent audits of its administration of the Title IV, HEA programs, an audit finding that resulted in Provider’s being required to repay an amount greater than five percent (5%) of the funds that it administered under the Title IV Programs for any award year; and (c) has not been cited during the preceding five (5) years for failure to submit audit reports required under Title IV of the HEA in a timely fashion.
8.2.7 Provider represents and warrants that the compensation of Provider’s employees and others employed to perform the Services described herein, to the extent that they are engaged in student recruitment or admission activity or in making decisions regarding the award of funds under Title IV of the HEA, is and will be in compliance during the term of this Agreement with Section 487(a)(20) of the HEA (20 U.S.C. § 1094(a)(20)), or any successor provision, and the regulations promulgated thereunder by the ED (currently located at 34 C.F.R. § 668.14(b)(22)).
8.3 Certain Covenants of Client. Client in its sole discretion may determine to discontinue use of Provider’s Constellation engine, platform and content at any time, provided that Client provides at least six (6) months’ prior written notice of same to Provider. In such event, Provider and Client shall cooperate in good faith to transition content from Constellation to a replacement system.
8.4 Non-Infringement by Provider. Provider warrants and covenants to Client as follows: (a) that Provider and Provider’s personnel will perform their responsibilities under this Agreement in a manner that does not infringe or constitute an infringement or misappropriation of any Intellectual Property Rights of any third party; (b) that Provider has all rights and licenses necessary to convey to Client either the rights of ownership of or license rights to, as applicable, the IT Platform, the Work for Hire Materials, the Integrated Provider IP, Objects, the Provider IP, Provider IP Technology, Third-Party Course Material, and other items provided to Client by or on the behalf of Provider pursuant to this Agreement (collectively, the “Provider Supplied Items”), including to Client’s students and faculty, where applicable; and (c) that none of the Provider Supplied Items provided to Client by or on behalf of Provider (excluding third party products), nor their use by Client in accordance with this Agreement, will infringe or

Exhibit 10.1
constitute an infringement or misappropriation of any Intellectual Property Right of any third party, except, in the case of each of the foregoing clauses (a) – (c), to the extent any such infringement or misappropriation is the result of or arises from (i) modifications to the Provider Supplied Items not made or performed by or on behalf of Provider, (ii) the combination, operation or use of the infringing Provider Supplied Items with a third party product or service, or (iii) the compliance by Provider with Client’s written specification or direction, including the incorporation of any software or other materials or processes provided by or requested by Client’s authorized personnel. IN THE EVENT OF A BREACH OF A WARRANTY OR COVENANT IN THIS SECTION 8.4 (NON-INFRINGEMENT BY PROVIDER), PROVIDER’S SOLE OBLIGATION AND CLIENT’S SOLE AND EXCLUSIVE REMEDY IS THE DEFENSE AND INDEMNITY FOR THIRD PARTY CLAIMS AS PROVIDED IN SECTION 9 (INDEMNIFICATION).
8.5 Non-Infringement by Client. Client warrants and covenants as follows: (a) that Client and Client personnel will perform their responsibilities under this Agreement in a manner that does not infringe or constitute an infringement or misappropriation of any Intellectual Property Rights of any third party; (b) that Client has all rights and licenses necessary to convey to Provider either the rights of ownership of or license rights to, as applicable, all of the Client Marks, Client Data and Information, other Client IP and other items provided by Client that are not Provider Supplied Items, excepting in all events the Intellectual Property Assets conveyed from Provider to Client under the Purchase Agreement (the “Client Supplied Items”); and (c) that none of the Client Supplied Items, nor their use by Provider in accordance with this Agreement, will infringe or constitute an infringement or misappropriation of any Intellectual Property Right of any third party. IN THE EVENT OF A BREACH OF A WARRANTY OR COVENANT IN THIS SECTION 8.5 (NON-INFRINGEMENT BY CLIENT), CLIENT’S SOLE OBLIGATION AND PROVIDER’S SOLE AND EXCLUSIVE REMEDY IS THE DEFENSE AND INDEMNITY FOR THIRD PARTY CLAIMS AS PROVIDED IN SECTION 9 (INDEMNIFICATION).
8.6 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 8, OR ANY ADDITIONAL EXPRESS WARRANTIES AGREED TO BY THE PARTIES IN AN ANNUAL STATEMENT OF WORK OR SERVICES ADDENDUM, PROVIDER AND CLIENT MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES OR ANY ITEMS TO BE DELIVERED OR PROVIDED TO OR BY ONE PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR ANY WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE, AND PROVIDER HEREBY DISCLAIMS THE SAME.
9. Indemnification.
9.1 Indemnification of Client. Subject to the terms and conditions of this Section 9, Provider, on its own behalf and on behalf of its successors and assigns,

Exhibit 10.1
agrees to (a) indemnify and defend Client, DigiCat, and their respective Affiliates, successors and assigns (the “Client Indemnified Persons”) against, and shall hold each of them harmless from and against, any claim, action, suit or proceeding made by any non-Affiliated third party, including without limitation any Educational Agency or any student (a “Third-Party Claim”), against a Client Indemnified Person in respect of, arising out of or in connection with: (i) any inaccuracy in or breach of a representation or warranty made by Provider in this Agreement, or any failure by Provider to perform any covenant, agreement, or obligation to be performed by Provider pursuant to this Agreement, including) any failure by Provider to comply with Applicable Law, including any Educational Law, in the performance of its obligations under this Agreement, (ii) Provider’s and its Affiliates’ conduct of business activities that are unrelated to the activities contemplated by this Agreement; and (iii) any fraud, gross negligence, or willful misconduct by Provider or any of its officers, directors, employees, or agents, and (b) indemnify and hold harmless any such Client Indemnified Person from and against (i) any final award of damages paid to the third party initiating the Third-Party Claim against such Client Indemnified Person, or (ii) any settlement amount agreed to by Provider in writing and paid to the third party initiating the Third-Party Claim. In the event of a Third-Party Claim arising out of a breach of Section 8.4 (Non-Infringement by Provider), Provider has the right, at Provider’s sole option and expense, to either (A) procure the right for Client to continue using the allegedly infringing Provider Supplied Item, or (B) replace or modify the allegedly infringing Provider Supplied Item with a replacement that is substantially similar and that Provider believes would not infringe or misappropriate any third party’s Intellectual Property Rights. If Provider deems (A) or (B) not feasible or not commercially reasonable, Provider has the right to terminate the rights and licenses granted to Client with respect to that Provider Supplied Item, provided that the termination of such rights and licenses to that Provider Supplied Item shall not be deemed to relieve Provider, in whole or in part, of its obligations to perform the Services under this Agreement. Upon any such termination, Client shall cease all use of the Provider Supplied Item. THE TERMS IN THIS SECTION 9.1 (INDEMNIFICATION OF CLIENT) SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF AN IP CLAIM.
9.2 Indemnification of Provider. Subject to the terms and conditions of this Section 9, Client, on its own behalf and on behalf of its successors and assigns, agrees to (a) defend Provider, its Affiliates and their respective successors and assigns (the “Provider Indemnified Persons”) from and against any Third‑Party Claim against a Provider Indemnified Person in respect of, arising out of or in connection with: (i) any inaccuracy in or breach of any representation or warranty made by Client in this Agreement, or any failure by Client to perform any covenant, agreement, or obligation to be performed by Client or by DigiCat pursuant to this Agreement, including any failure by Client to comply with Applicable Law, including any Educational Law, in the performance of its obligations under this Agreement; (ii) Client’s, DigiCat’s or their Affiliates’ conduct of business activities that are unrelated to the activities contemplated by this Agreement; and (iii) any fraud, gross negligence, or willful misconduct by Client or DigiCat or any of their respective officers, directors, trustees, employees, or agents,

Exhibit 10.1
and (b) indemnify and hold harmless the Provider Indemnified Persons from and against (i) any final award of damages paid to the third party initiating the Third‑Party Claim against any Provider Indemnified Person, or (ii) settlement amount agreed to by Client in writing and paid to the third party initiating the Third‑Party Claim. In the event of a Third-Party Claim arising out of a breach of Section 8.5 (Non-Infringement by Client), Client has the right, at Client’s sole option and expense, to either (A) procure the right for Provider to continue using the allegedly infringing Client Supplied Item, or (B) replace or modify the allegedly infringing Client Supplied Item with a replacement that is substantially similar and that Client believes would not infringe or misappropriate any third party’s Intellectual Property Rights. If Client deems (A) or (B) not feasible or not commercially reasonable, Client has the right to terminate the rights granted to Provider with respect to that Client Supplied Item. Upon any such termination, Provider shall cease all use of the Client Supplied Item. THE TERMS IN THIS SECTION 9.2 (INDEMNIFICATION OF PROVIDER ) SHALL BE PROVIDER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF ANY CLAIM OF INFRINGEMENT OR MISAPPROPRIATION BY ANY CLIENT SUPPLIED ITEMS.
9.3 Limitations. Subject to the terms and conditions of this Section 9 and the limitations provided in Section 11:
9.3.1 The amount paid to the third party that brought the Third‑Party Claim (the “Third-Party Damages”) for which indemnification is provided under this Section 9 shall be limited to the amount of any Liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Person in respect of any such claim; and the Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Third-Party Damages prior to seeking payment from the Indemnifying Person under this Agreement.
9.3.2 The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Section 9 (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
9.3.3 An Indemnified Person may not recover Third-Party Damages more than once for any specific facts, omissions or circumstances.
9.3.4 If any Party pays any amount in connection with a Third-Party Claim pursuant to Section 9.1 or Section 9.2, including any Third-Party Damages and any costs or expenses in defending such Third-Party Claim (including reasonable attorneys’ fees and expert witness fees), and it is subsequently determined that the paying Party has no, or has only a partial, indemnification obligation for such Third-Party Claim, then the Indemnified Person that received payment (or whose indemnitees received payment) shall, promptly following written request therefore, reimburse the paying Party for all such amounts incorrectly paid by the paying Party in connection with

Exhibit 10.1
such Third-Party Claim, including any Third-Party Damages and any costs or expenses in defending such Third-Party Claim.
9.4 Indemnification Procedures.
9.4.1 In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of a Third-Party Claim, such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within thirty (30) days after (a) receipt by such Indemnified Person of written notice of the Third-Party Claim, or (b) such Indemnified Person becoming aware of an allegation of, or the possibility of, any Third-Party Claim for which such Indemnified Person may be indemnified under this Section 9 and describing in such notice the subject matter of such claim or demand; provided, however, that failure to give, or any delay in giving, such notification shall not release the Indemnifying Person from (or otherwise affect) any of its obligations under this Section 9 except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure or delay. Such written notice shall set forth (i) the facts and circumstances giving rise to such claim for indemnification, including copies of all material written evidence thereof, (ii) a reference to the provisions of this Agreement in respect of which such the Third-Party Claim relates, and (iii) the nature of, and an estimate of the amount of, the potential Third-Party Damages related to the Third-Party Claim. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly after the Indemnified Person’s receipt thereof, copies of all notices, correspondence, and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
9.4.2 The Indemnifying Person will be entitled to participate in the defense of any Third-Party Claim made against the Indemnified Person and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person reasonably acceptable to the Indemnified Person. Should the Indemnifying Person properly assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense of any indemnifiable Third-Party Claim, except that the Indemnifying Person shall be liable to the Indemnified Person for legal fees and expenses reasonably incurred by the Indemnified Person in connection with the defense thereof if the Indemnified Person reasonably determines, based on written advice of counsel, that a conflict of interest exists between the Indemnified Person and the Indemnifying Person with respect to the defense of such Third-Party Claim. If the Indemnifying Person properly assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense except as otherwise provided in this Section 9.4, to employ counsel, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof. Regardless of whether the Indemnifying Person chooses to defend any Third-Party

Exhibit 10.1
Claim, all Parties shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the applicable Person’s request) the provision to the Indemnifying Person or the Indemnified Person, as applicable, of records, correspondence, and information which are reasonably relevant to such Third-Party Claim, and making members, officers, directors, trustees, employees and agents of the Indemnifying Person and the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, arid such other assistance as may be reasonably requested by the Indemnifying Person or Indemnified Person, as applicable.
9.4.3 Notwithstanding the foregoing, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and such Indemnified Person reasonably concludes that the Indemnifying Person has failed to assume the defense of the Indemnified Person, or that the Indemnifying Person is not diligently defending such Indemnified Person, then in any such case the Indemnified Person may elect to retain the defense of such Third-Party Claim and will be entitled to be reimbursed by the Indemnifying Person for its costs and expenses incurred in such defense (including reasonable attorneys’ fees).
9.4.4 Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not settle, compromise or discharge such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Person shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that, except with respect to any Third Party Claims asserted by an Educational Agency, the Indemnified Person shall not withhold its consent to any settlement, compromise or discharge of a Third-Party Claim that: (a) the Indemnifying Person may recommend, (b) by its terms obligates the Indemnifying Person to pay the full amount of the Third-Party Damages in connection with such Third-Party Claim, (c) releases the Indemnified Person completely in connection with such Third-Party Claim, and (d) does not contain any sanction or restriction upon the future activities or business of the Indemnified Person or otherwise require the Indemnified Person to take any action other than ministerial actions related to the dismissal of any Proceedings related to the Third-Party Claim.
9.4.5 For the avoidance of doubt, to the extent that a Third-Party Claim involves Third-Party Damages that relate to both (a) Provider’s acts (or failures to act), on the one hand, and (b) Client’s and/or DigiCat’s acts (or failures to act), on the other hand, then, subject to the terms of this Section 9 and except as otherwise provided in this Agreement: (i) Provider shall be responsible for the Third-Party Damages arising from its acts (or failures to act), (ii) Client shall be responsible for the Third-Party Damages arising from its or DigiCat’s acts (or failures to act), and (iii) each Party will indemnify the other for such Third-Party Damages, as applicable, pursuant to Section 9.1 and Section 9.2, respectively.

Exhibit 10.1
10. Intellectual Property Rights.
10.1 Ownership and Assignment of Intellectual Property.
10.1.1 Client Ownership of Client IP. Client is and will be the owner of all Client IP, subject to the licenses granted by Client to Provider. Subject to Section 10.1.2 below regarding certain Client IP that constitutes Work for Hire Materials and Client’s ownership thereof as “works made for hire,” Provider hereby irrevocably assigns and agrees to assign to Client, without additional consideration, all right, title and interest (including Intellectual Property Rights) that Provider has or may have in any Client IP developed by or on behalf of Provider after the Effective Date (other than the licenses granted by Client to Provider), together with all claims and causes of action with respect to such Client IP, whether accruing before, on, or after the Effective Date, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.
10.1.2 Client IP as Work for Hire; Waiver of Moral Rights. Provider agrees that with respect to any documents, work product and other materials (a) that are delivered by Provider to Client hereunder and that constitute Client IP (other than the licenses granted by Client to Provider), or (b) that are prepared by or on behalf of Provider in the course of performing the Services and that constitute Client IP (other than the licenses granted by Client to Provider), and, in the case of each of (a) and (b) above, that qualify as “works made for hire” as defined in 17 U.S.C. §101 (“Work for Hire Materials”), such Work for Hire Materials are hereby deemed “works made for hire” for Client.
10.1.3 Further Assurances. Following the Effective Date, upon Client’s reasonable written request, and at Client’s sole cost and expense, Provider shall take, and shall use its commercially reasonable efforts to cause its employees, agents, vendors and subcontractors to take, such steps and actions, and provide such cooperation and assistance to Client and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, register, record or perfect the assignment of the Client IP to Client, or any assignee or successor thereto.
10.1.4 Provider Ownership of Provider IP; Further Assurances. Provider is and will be the owner of all Provider IP, subject to the licenses granted by Provider to Client. Client hereby irrevocably assigns and agrees to assign to Provider all right, title and interest (including Intellectual Property Rights) that Client has or may have in any Provider IP (other than the licenses granted by Provider to Client), together with all claims and causes of action with respect to such Provider IP, whether accruing before, on, or after the Effective Date, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the

Exhibit 10.1
right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages. Following the Effective Date, upon Provider’s reasonable written request, and at Provider’s sole cost and expense, Client shall take, and shall use commercially reasonable efforts to cause its employees, agents, vendors and subcontractors to take, such steps and actions, and provide such cooperation and assistance to Provider and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, register, record or perfect the assignment of the Provider IP to Provider, or any assignee or successor thereto.
10.2 Licenses (other than to the Client Marks).
10.2.1 Client IP. Subject to the terms and conditions of this Agreement, Client, on behalf of itself and its Affiliates, hereby grants to Provider, during the Term, a non-exclusive, non-transferable, worldwide, royalty-free, limited license, without the right to sublicense, to use, reproduce, distribute, perform, display, modify and create derivative works of the Client IP (other than the Client Marks which are subject to the license granted in Section 10.3 below) in each case solely in connection with the performance by Provider of the Services under this Agreement.
10.2.2 Provider IP.
(a) Provider IP Technology. Subject to the terms and conditions of this Agreement and to the extent necessary for Client to receive the Services, Provider hereby grants to Client, during the Term, a non-exclusive, non-transferable, worldwide, royalty-free, limited license, without the right to sublicense, to access and use the Provider IP Technology, in each case solely (i) in connection with the receipt and use of the Services as contemplated by this Agreement, (ii) to provide Client’s Courses and Programs, (iii) to otherwise perform the Core Client Functions, and (iv) where applicable, to modify Course Materials for the Courses. For clarity, the forgoing license shall not include a license with respect to (A) any De-Identified or Aggregated Data Sets that are subject to the license in Section 2.10.2 above, (B) any Integrated Provider IP that is subject to the licenses in Section 10.2.2(b) below, or (C) any Behavioral Modeling Tools and Processes that are subject to the license in Section 10.2.3 below.
(b) Integrated Provider IP. With respect to any items of Provider IP that are included or integrated by or on behalf of Provider in any deliverables or work product made or developed by Provider as part of the Services and which deliverables or work product are items of Client IP (the “Integrated Provider IP”), Provider hereby grants to Client a worldwide, perpetual, irrevocable, royalty free license solely to use, reproduce, modify, excerpt, create derivative works, display, perform and distribute such Integrated Provider IP solely as a part of the use, reproduction, creation of derivative works, display, performance and distribution of the item(s) of Client IP into which Provider included such items of Integrated Provider IP. For clarity, the foregoing license shall not include a license with respect any Provider IP Technology, Behavioral Modeling Terms and Processes, or De-Identified or Aggregated Data Sets. The foregoing license

Exhibit 10.1
shall not permit Client to exploit, or permit any third party to exploit, such Integrated Provider IP on an independent or standalone basis. With respect to any Object included in Provider IP that is included or integrated by or on behalf of Provider in Course Materials that are Client IP (or any other Client IP) and that therefore constitute Integrated Provider IP, if Client desires to use any such Object on an independent or standalone basis, then Client will notify Provider in writing identifying the specific Object. If Provider has the unrestricted right to grant to Client an irrevocable, royalty-free, worldwide, non-exclusive license to use, reproduce, and distribute the Object beyond the use, reproduction and distribution of the Object in the original Course Materials that are Client IP (or other Client IP) into which Provider included the Object, then Provider will grant such license to Client, provided that any such license grant must be in a separate written agreement or amendment to this Agreement signed by Provider and Client. If Provider does not have such right but has other limited rights to license or sublicense such Object, then the Parties will negotiate in good faith the terms pursuant to which Provider will provide to Client a license or sub-license to use, reproduce and distribute the Object beyond the use, reproduction and distribution in the original Course Materials that are Client IP (or other Client IP) into which Provider included the Object. Such terms may include (a) any flow‑down terms required by the license granted to Provider for the Object, (b) the scope and extent of the sublicense and the restrictions applicable to the sublicense, and (c) the fees payable by Client to Provider for the sublicense, which fees might be usage based or a pro rata portion of the licensing fees paid by Provider for such Object. Unless otherwise agreed by the Parties in writing, such fees will be included in the Direct Cost Charge paid by Client under this Agreement.
10.2.3 Behavioral Modeling Tools and Processes. With respect to Behavioral Modeling Tools and Processes developed by Provider as part of the Services under this Agreement and subject to the terms and conditions of this Agreement, Provider hereby grants to Client, during the Term, a non-exclusive, non-transferable, worldwide, royalty-free limited license, without the right to sublicense, to use internally such Behavioral Modeling Tools and Processes solely to (a) receive the Services, and (b) to use the output of the Services in connection with Client’s operation of the Institution.
10.2.4 Requests for Additional Licenses to Client IP. With respect to any potential use of an item of Client IP for which Provider is not otherwise granted a license under Section 10.2.1 or under a separate written agreement between the Parties, if Provider would like a license to use, reproduce, modify, display or distribute such item of Client IP in connection with (a) Course Materials owned by Provider or other Provider IP, or (b) services provided by Provider to other institutions and customers, then Provider will notify Client in writing and will identify in such notice the applicable item(s) of Client IP, the scope of the intended use, and the terms of the proposed license. After receipt of such notice Client will negotiate in good faith with Provider the terms of such a license for Provider, and such license might be royalty-bearing.

Exhibit 10.1
10.2.5 Requests for Additional Licenses to Provider IP. With respect to any potential use of any Course Material that is an item of Provider IP and for which Client is not otherwise granted a license as Integrated Provider IP under this Agreement, if Client would like a license to use, reproduce, modify, display or distribute such Course Materials, then Client will notify Provider in writing and will identify in such notice the applicable Course Materials, the scope of the intended use, and the terms of the proposed license. After receipt of such notice Provider will negotiate in good faith with Client the terms of such a license for Client, and such license might be royalty-bearing.
10.2.6 Third-Party Course Material. With respect to any Course Material that is owned by a third party and licensed to Provider (“Third-Party Course Material”) for which Client desires a sublicense from Provider, Client will notify Provider in writing identifying the specific Third-Party Course Material and the license desired by Client. If Provider has the right to sublicense such Third-Party Course Materials to Client, then the Parties will negotiate in good faith the terms pursuant to which Provider will provide to Client a sub-license to use such Third-Party Couse Materials solely in connection with Client’s Courses and Programs. Such terms will include, at a minimum, (a) any flow‑down terms required by the license granted to Provider for the Third-Party Course Materials, (b) the scope and extent of the sublicense and the restrictions applicable to the sublicense, and (c) the fees payable by Client to Provider for the sublicense, which fees might be usage based, a pro rata portion of the licensing fees paid by Provider for such Third-Party Course Materials, or the fees that Provider charges other customers for a sublicense to the Third-Party Course Materials. Unless otherwise agreed by the Parties in writing, such fees will be included in the Direct Cost Charge paid by Client under this Agreement.
10.3 License to Client Marks.
10.3.1 Client Marks Other than the Block A Marks. The terms of this Section 10.3.1 shall apply to all Client Marks other than the Block A Marks. Subject to the terms and conditions of this Agreement, Client, on behalf of itself and its Affiliates, hereby grants to Provider, during the Term, a non-exclusive, non-transferable, worldwide, royalty-free right and license, without the right to sublicense, to use, reproduce and display the Client Marks in each case solely in connection with the performance by Provider of the Services under this Agreement and of the transition services under the Transition Services Agreement. Client has provided to Provider in writing a list of Client Marks as of the Effective Date. Provider agrees that it shall not directly or indirectly at any time: (a) use any of the Client Marks for or in connection with any business of Provider other than as provided in this Agreement or the Transition Services Agreement; (b) use any of the Client Marks in combination with any other trade name, trademark, service mark, corporate name, logo, domain name or trade dress, unless approved in advance in writing by Client; (c) use any trade name, trademark, service mark, domain name, logo or trade dress which, in Client’s reasonable opinion, is likely to be confused with, tarnish or dilute any of the Client Marks; or (d) apply to register, obtain, use or own any domain name or trademark comprising or related to any

Exhibit 10.1
of the Client Marks, or any confusingly similar marks. Notwithstanding the license granted in this Section 10.3, Provider shall not use the Client Marks for any permitted purpose, including, without limitation, in connection with any advertising, promotional, marketing or other materials, without obtaining Client’s prior written consent in each instance, provided that consent for a particular use will be deemed given for all future uses that are the same or substantially similar to the approved use. Provider shall seek such consent in writing from Client by sending a description of the proposed use of the Marks by email to Client. Client shall respond to Provider’s request within fifteen (15) days of receipt of any proposed use of the Client Marks. Further, notwithstanding anything herein to the contrary, Client shall have the right, in its sole discretion, to revoke any preapproved use, and require Provider to discontinue the preapproved use of the Client Marks, provided that (i) Provider will have a reasonable period of time to discontinue the preapproved use, and (ii) Client will reimburse Provider for the costs and expenses incurred or to be incurred by Provider in connection with such discontinuance.
10.3.2 Block A Marks. Provider understands and acknowledges that one or more of the Client Marks may be licensed to Client by DigiCat (the “Block A Marks”), pursuant to the terms of that certain Trademark License Agreement between Client and DigiCat dated of even date herewith (the “DigiCat Trademark License”). To the extent that the Block A Marks are included among the Client Marks, (a) Provider shall comply with the terms of Exhibit D to this Agreement with respect to its use of the Block A Marks, (b) for clarity, Provider shall interact with Client (and not directly with DigiCat) regarding the authorized uses of the Block A Marks, (c) a material breach by Provider of such terms relating to Block A Marks (as set forth in Exhibit D) shall be a Material Breach under this Agreement, (d) each of DigiCat and Client shall have the right to enforce the terms of Exhibit D of this Agreement, and (e) in the event of any termination or expiration of the DigiCat Trademark License, the license granted to Provider of any of the Block A Marks shall terminate thirty (30) days after written notice from Client to Provider informing Provider of the termination or expiration of the DigiCat Trademark License.
10.4 Reservation of Rights. Subject to the licenses expressly granted hereunder, each Party retains all right, title, and interest in and to its Intellectual Property Rights, and each Party acknowledges and agrees that it neither owns nor is acquiring any ownership, title or rights in any intellectual property of any other Party. Each Party further acknowledges and agrees that each other Party retains the right to use the Intellectual Property Rights of such other Party for any purpose in such other Party’s sole discretion and each other Party reserves all rights not expressly granted in this Agreement.
10.5 No Additional Rights; Reservation of Rights. Except as expressly provided in this Agreement, no Party shall receive, by virtue of this Agreement, any rights of ownership to, or any license or other rights in or to, any Confidential Information or Intellectual Property Rights owned or licensed by any other Party.
11. Limitation of Liability.

Exhibit 10.1
11.1 Limitation of Liability. EXCEPT AS PROVIDED BELOW, THE PARTIES HEREBY AGREE THAT EACH PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT, OR IN CONNECTION WITH OR RELATED IN ANY WAY TO THIS AGREEMENT (INCLUDING SECTION 9), IS LIMITED TO THE AMOUNT PAID BY CLIENT TO PROVIDER FOR SERVICES IN THE MOST RECENTLY COMPLETED TWELVE-MONTH PERIOD LESS, IN ALL CIRCUMSTANCES, ANY AMOUNTS PREVIOUSLY PAID (AS OF THE DATE OF SATISFACTION OF SUCH LIABILITY) IN SATISFACTION OF ANY LIABILITY UNDER THIS AGREEMENT, AND EACH PARTY HEREBY RELEASES AND WAIVES ANY CLAIM AGAINST THE OTHER IN EXCESS OF SUCH AMOUNT, TO THE EXTENT PERMITTED BY APPLICABLE LAW. FOR CLARITY, LIABILITY FOR THE COST OF DEFENSE AND FOR THIRD-PARTY DAMAGES UNDER SECTION 9 SHALL BE SUBJECT TO THE FOREGOING LIMITATION ON LIABILITY.
11.2 No Consequential or Indirect Damages. EXCEPT AS PROVIDED BELOW, A party hereto will NOT be liable to ANY OTHER Party HERETO FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, INCIDENTAL, OR PUNITIVE DAMAGES OR ANY DAMAGES BASED ON LOST PROFITS, BUSINESS, REVENUE, DATA, GOODWILL OR ANTICIPATED SAVINGS, IN ALL CASES EVEN IF INFORMED OF THE POSSIBILITY OF ANY OF THE FOREGOING; provided that, SUBJECT TO THE LIMITATIONS IN THIS SECTION 11, WITH RESPECT TO any Third-Party DAMAGES that are indemnifiable under Section 9, SUCH THIRD-PARTY DAMAGES shall include all amounts obligated to be paid by the Indemnified PERSON with respect to such Third-Party Claim AS PROVIDED IN Section 9 REGARDLESS OF HOW SUCH DAMAGES ARE CHARACTERIZED BY THE AWARD.
11.3 No Vicarious Liability between Client and DigiCat. PROVIDER HEREBY ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL CLIENT OR DIGICAT HAVE ANY LIABILITY TO PROVIDER FOR THE OBLIGATIONS OR LIABILITIES OF THE OTHER UNDER THIS AGREEMENT UNDER ANY THEORY OF VICARIOUS LIABILITY, INCLUDING WITHOUT LIMITATION ANY THEORY IN THE NATURE OF ACTUAL OR APPARENT AGENCY OR ALTER EGO.
11.4 Exceptions. THE LIMITATIONS SET FORTH ABOVE IN SECTION 11.1 AND SECTION 11.2 SHALL NOT APPLY TO AND SHALL NOT LIMIT LIABILITY ARISING OUT OF OR RELATED TO THE FOLLOWING: (A) A BREACH OF SECTION 2.2 (EXCLUSIVITY), SECTION 2.3 (RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER), SECTION 10 (INTELLECTUAL PROPERTY RIGHTS) (INCLUDING EXCEEDING THE SCOPE OF ANY LICENSE GRANTED) OR SECTION 16 (CONFIDENTIALITY), OR ANY OTHER INFRINGEMENT, VIOLATION OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS BY ANOTHER PARTY, (B) ACTS OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (C) SERVICES FEES AND OTHER AMOUNTS PAYABLE BY CLIENT TO PROVIDER, INCLUDING, IN THE CASE OF ANY PURPORTED TERMINATION OF THIS AGREEMENT BY CLIENT OTHER THAN PURSUANT TO THE TERMS HEREOF, ANY SERVICES FEES THAT WOULD HAVE BEEN PAYABLE BY CLIENT TO

Exhibit 10.1
PROVIDER PURSUANT TO THE TERMS HEREOF HAD THE AGREEMENT NOT BEEN SO TERMINATED, AND (D) ANY EARLY TERMINATION FEE PAYABLE UNDER SECTION 6.4. THE LIMITATIONS IN THIS SECTION 11 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY SET FORTH IN THIS AGREEMENT.
11.5 Application. NO PARTY WILL CLAIM, ASSERT OR TAKE THE POSITION THAT ANY LIMITATION OF LIABILITY OR LIMITATION ON DAMAGES SET FORTH IN THIS SECTION 11 IS OR SHOULD BE FOUND UNENFORCEABLE OR THAT SUCH LIMITATION SHOULD NOT BE ENFORCED AND EACH PARTY AGREES THAT THE LIMITATIONS IN THIS SECTION 11 ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES. THE LIMITATIONS ON LIABILITY IN THIS SECTION 11 SHALL APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND REGARDLESS OF THE NATURE OF THE CLAIM, ACTION OR SUIT, WHETHER IN CONTRACT, WARRANTY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. IF APPLICABLE LAW PRECLUDES THE EXCLUSION OR LIMITATION OF CERTAIN TYPES OF LIABILITY OR OF CERTAIN TYPES OF LIABILITY IN CERTAIN CIRCUMSTANCES, THEN THE LIMITATIONS ON LIABILITY IN THIS SECTION SHALL NOT APPLY TO SUCH TYPES OF LIABILITY OR SUCH TYPES OF LIABILITY IN SUCH CIRCUMSTANCES, PROVIDED THAT THE BALANCE OF THE LIMITATIONS SHALL CONTINUE TO APPLY.
12. Force Majeure. Neither Party shall be liable or in breach or default of this Agreement if and to the extent such breach or default is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism or cyber terrorism, riots, civil disorders, epidemics, pandemics (whether or not declared by any Governmental Entity, including the Centers for Disease Control and Prevention, the World Health Organization or any similar entity), embargoes, orders of any Governmental Entity, changes in Applicable Law, or any other cause beyond the reasonable control of such Party whether or not any such other cause is similar to any of the examples set forth above; provided the nonperforming Party is without fault in causing such breach or default, and such breach or default could not have been prevented by reasonable precautions and could not reasonably be circumvented by the nonperforming Party through the use of alternate sources, workaround plans or other means (a “Force Majeure Event”). In the case of a Force Majeure Event, the nonperforming Party will be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Notwithstanding anything in this Agreement to the contrary, a Force Majeure Event will not relieve Client from its payment obligations in respect of amounts due for Services actually provided under this Agreement. Upon the cessation of the Force Majeure Event, each Party will use commercially reasonable efforts to resume its performance with the least possible delay.

Exhibit 10.1
13. Available Remedies.
13.1 Notwithstanding anything herein to the contrary, the Parties agree that the failure of a Party to perform any obligation that arises under Section 10 or Section 16 of this Agreement may cause irreparable harm to each other Party which may not be fully or adequately compensated by the award and/or payment of monetary damages alone. In the event of actual or threatened breach by a Party of Section 10 or Section 16, the Parties agree that a non-breaching Party shall be entitled to seek injunctive or other equitable relief in order to enforce or prevent any such conduct or continuing violation, without having to post a bond or other security.
13.2 In the event that, in a legal action not subject to further administrative or legal appeal or challenge, (a) a Party’s Material Breach resulting from its failure to comply with Applicable Law, including any Educational Law, in the performance of its obligations under this Agreement is determined to be the substantial and principal factor in any decision by ED to terminate the Institution’s Title IV program participation agreement or in any decision by the Institution’s primary institutional Accrediting Body to terminate the Institution’s institutional accreditation, and (b) the actions or omissions of the other Party are determined to have not been a material factor in any such decision, then, as liquidated damages, such Party shall pay to such other Party within three (3) months following the termination of the Title IV program participation agreement or the termination of the Institution’s institutional accreditation, an amount equal to the Services Fees paid or payable by Client to Provider for the twelve (12) full calendar months immediately preceding such applicable termination. The Parties intend that such liquidated damages constitute compensation and not a penalty. The Parties acknowledge and agree that the harm caused by a Party’s failure to comply with Applicable Law, including any Educational Law, resulting in in any decision by ED to terminate the Institution’s Title IV program participation agreement or in any decision by the Institution’s primary institutional Accrediting Body to terminate the Institution’s institutional accreditation would be impossible or very difficult to accurately estimate at the time of contract, and that the liquidated damages described in this Section 13.2 are a reasonable estimate of the anticipated or actual harm that might arise therefrom.
13.3 Subject to Section 6.5 and Section 13.2, nothing herein shall be construed as prohibiting a Party from pursuing any remedies available under this Agreement, at law or in equity, for any breach or threatened breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, each Party agrees to continue performing its obligations under this Agreement while a Dispute is being resolved (including any Dispute subject to Section 5.7.3), except to the extent the issue subject to Dispute precludes performance and without limiting a Party’s rights to terminate this Agreement. For clarity, the right to terminate under Section 6.4.3 shall not arise until a Decision has been rendered, as referenced therein.
14. Relationship of the Parties. The relationship of the Parties under this Agreement shall be that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, or

Exhibit 10.1
similar relationship. Personnel of Provider rendering Services pursuant to this Agreement shall not be deemed employees of Client or DigiCat, and shall not be entitled to or qualified under any employee benefit plans, including pension, health and insurance plans, provided by Client or DigiCat for their respective employees. Each of Provider and Client shall be solely responsible for the payment of compensation to, and the fulfillment of all labor, tax and Social Security provisions that affect the labor relationships with, its respective personnel, including, if applicable, withholding of income Taxes, the payment and withholding of Social Security and other payroll Taxes, unemployment insurance, workers’ compensation and disability and other benefits, in any case that are either currently in force or that may be passed during the Term, expressly discharging each other Party from any liability therefor. No Party, nor its respective employees, agents or representatives, is authorized to, or shall at any time attempt to, act on behalf of any other Party to bind any such other Party in any manner whatsoever to any obligations.
15. Tax Matters.
15.1 Tax. The Services Fees are exclusive of all Taxes imposed under applicable Tax laws. Client will pay and be liable for any and all Tax imposed on, sustained, incurred, levied and measured by the cost, value or price of Services provided by Provider under this Agreement; provided, that in no event shall Client be liable for any Taxes that are imposed on or calculated by reference to the net income realized, received or receivable by Provider or any similar Taxes.
15.2 Tax Withholding. Client shall make all payments of Services Fees to be made by it to Provider hereunder without any Tax withholding or deduction, unless a Tax withholding or deduction is required by Applicable Law (as determined in Client’s reasonable discretion). Promptly upon becoming aware that Client must make a Tax withholding or deduction (or that there is any change in that rate or the basis of a Tax withholding or deduction), Client shall notify Provider accordingly. Provider shall co-operate in completing any procedural formalities necessary for Client to obtain authorization to make payment either without or with a reduction in a Tax withholding or deduction.
16. Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to each other Party in connection with this Agreement.
16.1 Obligations. Each Party (in such capacity, the “Receiving Party”) acknowledges and agrees to (a) use with respect to the Confidential Information of any other Party (in such capacity, the “Disclosing Party”) the same care and discretion to prevent such Confidential Information from being disclosed, published or disseminated as it employs to avoid disclosure, publication or dissemination of its own similar Confidential Information (but in no event less than reasonable care), (b) use the Disclosing Party’s Confidential Information only for the purpose for which it was disclosed and for purposes of performing its obligations and exercising its rights under this Agreement, and (c) not disclose, disseminate or provide access to the Disclosing Party’s Confidential Information to any Person other than to those employees, vendors,

Exhibit 10.1
contractors and agents who (i) have a need to know it in order to assist the Receiving Party in performing its obligations under, or to permit the Receiving Party to exercise its rights under, this Agreement, and (ii) are legally bound by the same obligations regarding Confidential Information as the Parties are subjected to in this Section 16.
16.2 Permitted Disclosures. The Receiving Party may disclose the Confidential Information of the Disclosing Party (a) to a vendor or subcontractor or to a third party who is contemplating entering into a transaction with the Receiving Party pertaining to a financing event or a purchase or sale of all or any portion of its business, provided that: (i) such disclosure is reasonably necessary for the third party to perform its duties or evaluate the potential transaction; (ii) the Receiving Party causes the third party to be bound to the same obligations regarding Confidential Information as the Parties are subjected to in this Section 16; and (iii) the Receiving Party assumes full responsibility for the acts or omissions of such third parties, no less than if the acts or omissions were those of the Receiving Party; (b) to the extent required under the terms of any credit agreement, indenture or related agreement entered into by the Receiving Party or one of its Affiliates; (c) to an Affiliate, provided that such Affiliate is bound to the same obligations regarding Confidential Information as the Parties are subjected to in this Section 16, or (d) as required by a Governmental Entity or by Applicable Law. Furthermore, no Party will: (A) acquire any right in or assert any lien against the Confidential Information of any other Party, other than as provided in this Agreement; or (B) sell, assign, lease or otherwise dispose of Confidential Information of any other Party to third parties (except in connection with a sale of all or substantially all of such Party’s assets in which the assignment of this Agreement would be permitted pursuant to Section 20.3) or commercially exploit such Confidential Information, other than as permitted in this Agreement. In addition, the Parties shall take reasonable steps by agreement or otherwise so that their Affiliates, employees, vendors, subcontractors and consultants comply with these confidentiality provisions.
16.3 Exclusions. Notwithstanding anything to the contrary contained in this Agreement, and wherever used in this Agreement, Confidential Information does not include any information that the Receiving Party can demonstrate was: (a) at the time of disclosure of such information to the Receiving Party, in the public domain; (b) information related to applicants to Client that do not enroll in Client within three months of initial outreach to such applicant; (c) after disclosure of such information to the Receiving Party, published or otherwise became part of the public domain through no fault of the Receiving Party or its directors, trustees, officers, employees and agents; (d) rightfully in the possession of the Receiving Party at the time of disclosure of such information to the Receiving Party, free of any obligation of confidentiality, but only to the extent first acquired after the Effective Date; (e) received after disclosure of such information to the Receiving Party from a third party who had a lawful right to disclose such information to the Receiving Party, but only to the extent received after the Effective Date; or (f) independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party, but only to the extent developed after the Effective Date. Notwithstanding the foregoing, the exclusions in this Section 16.3

Exhibit 10.1
shall not apply to any Confidential Information that constitutes personally identifiable information.
16.4 No Breach. Without limiting the generality of the foregoing, either Party may publicly disclose the terms of this Agreement, if required by Applicable Law or valid court order, without the prior written consent of the other. In addition, either Party may disclose this Agreement to an Educational Agency when requested by such Educational Agency. The Parties acknowledge that DigiCat is a public body corporate in the State of Arizona, and as such is subject to Arizona’s public records law, ARS §§39-121, et seq.
16.5 Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, or unauthorized use of, Confidential Information, the Receiving Party will notify the Disclosing Party immediately in writing, and shall reasonably assist the Disclosing Party in remedying the unauthorized disclosure or use.
16.6 Period of Confidentiality. Confidential Information disclosed pursuant to this Agreement will be subject to the terms of this Agreement until such time as it ceases to be characterized as Confidential Information under Section 16.3.
16.7 Return of Confidential Information. Within thirty (30) days after the expiration or termination of this Agreement, the Receiving Party shall destroy or deliver to the Disclosing Party, at the Disclosing Party’s option, (a) all materials furnished by the Disclosing Party, and (b) all materials in the Receiving Party’s possession or control (even if not furnished by the Disclosing Party) that contain or disclose any of the Disclosing Party’s Confidential Information. The Receiving Party will provide the Disclosing Party a written certification of the Receiving Party’s compliance with the Receiving Party’s obligations under this Section 16.7. Notwithstanding the foregoing, Confidential Information stored on back-up storage media in the normal course of business need not be returned or destroyed, but shall remain subject to the terms of this Agreement in accordance with Section 16.6.
17. Duty to Cooperate. If a Governmental Entity, Educational Agency, or third party files any type of Claim, or commences an investigation, adverse action, review, or audit against Provider or one of its Affiliates or against Client, the Institution or one of its Affiliates, in each case related, in whole or in part, to this Agreement and the Services provided hereunder, each Party (and its respective Affiliates, to the extent applicable) shall provide prompt notice to each other Party of the Claim, investigation, adverse action, review or audit, shall use commercially reasonable efforts to cooperate with each other’s defense, and provide each other Party with copies of all material correspondence with, and notice of and a reasonable opportunity to comment on any material filing with, any Governmental Entity, Educational Agency or third party in connection with any such Claim, investigation, adverse action, review or audit. Each Party (and its Affiliates, to the extent applicable) further agrees in principle to execute such joint defense agreements, on customary terms, as may be necessary or appropriate for the protection of any privilege or confidentiality in the course of cooperating with the other’s defense. Provider and Client (and their respective Affiliates, to the extent applicable) agree to use commercially reasonable efforts to make available

Exhibit 10.1
to the other upon reasonable request in writing any and all non-privileged or non-proprietary documents that either Party (or either of their respective Affiliates, to the extent applicable) has in its or their possession, which relate to any such Claim, investigation, adverse action, review or audit. However, no Party (nor any of their respective Affiliates) shall have the duty to cooperate with any other Party if the dispute is between the Parties themselves, nor shall this provision preclude the raising of cross-claims or third party claims between Provider and Client (or one of their respective Affiliates) if the circumstances justify such proceedings. The Parties agree that this provision shall survive the termination of this Agreement.
18. Survival of Obligations. Except as otherwise provided herein, each Party’s obligations under this Section and Section 2.4 (Non-solicitation of Employees), Section 2.8 (Compliance with Laws), Section 2.11 (Responsibility for Affiliates and Subcontractors), Section 5 (Compensation for Services), Section 6.6 (Effect of Termination), Section 8.4 (Disclaimer of Warranties), Section 9 (Indemnification), Section 10 (Intellectual Property Rights), Section 11 (Limitation of Liability), Section 13 (Available Remedies), Section 14 (Relationship of the Parties), Section 15 (Tax Matters), Section 16 (Confidentiality), Section 17 (Duty to Cooperate), and Section 20 (Miscellaneous) shall survive the termination of this Agreement to the extent permitted by Applicable Law.
19. Insurance. Each Party shall be solely responsible for obtaining workers compensation insurance for its employees and agents and such other insurance as may be required by Applicable Laws. In addition, each Party agrees to carry commercial general liability insurance in an amount not less than that which is customarily carried by similarly situated businesses. Each Party shall provide to each other Party a copy or copies of a certificate or certificates of insurance demonstrating that the insurance coverage set forth above is in full force and effect no later than sixty (60) Business Days after the Effective Date. Each Party shall endeavor to provide to each other Party at least thirty (30) days’ advance notice of any cancellation or material change in any policy of insurance for coverage required under this Agreement. Further, each Party shall maintain any insurance coverage referenced herein for a period of five (5) years after termination of this Agreement. Notwithstanding the foregoing, and notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that for so long as DigiCat is a participant in the State of Arizona Department of Administration self-insurance program pursuant to ARS §§ 41-621, et seq., such participation shall satisfy DigiCat’s insurance obligations under this Agreement.
20. Miscellaneous.
20.1 Notices. All notices, requests, demands, waivers, consents, approvals, or other communications which are required or permitted to be given to a Party hereunder shall be sent addressed to such Party at the address as may be specified by such Party from time to time and in the manner provided in this Section; provided, that the initial notice address for each Party is as follows:
if to Provider:

Exhibit 10.1

Zovio Inc
1811 East Northrop Boulevard
Chandler, AZ 85286
Attn: Chief Executive Officer

with a copy to (which shall not constitute notice):
Zovio Inc
1811 East Northrop Boulevard
Chandler, AZ 85286
Attn: General Counsel
if to Client:

The University of Arizona Global Campus
1401 E. University Blvd.
Tucson, AZ 85721 Attn: President

with a copy to (which shall not constitute notice):
Office of the General Counsel The University of Arizona
Administration Building, Room 103
1401 E. University Blvd. Tucson, AZ 85721 Attn: General Counsel
All such notices, requests, demands, waivers, consents, approvals, or other communications (a) shall be in writing, (b) shall be delivered personally, sent by reputable overnight courier service (e.g., Federal Express), sent by facsimile or electronic transmission (with a copy sent by overnight courier service not later than the next Business Day), or sent by United States express mail, return receipt requested, postage prepaid, and (c) shall be effective (i) upon receipt, if delivered personally or sent by facsimile or electronic transmission, (ii) the next day, if sent by recognized overnight courier, or (iii) five (5) days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested. In the event that any action or performance shall be due hereunder on a Saturday, Sunday or any other non-Business Day, the time for such action or performance shall be extended until the end of the next Business Day.
20.2 Amendment; Waiver. This Agreement, including the Exhibits and any Services Addendum, may be amended or modified only in a written instrument executed by each Client and Provider and, solely with respect to the DigiCat Binding Provisions, DigiCat. Any provision of this Agreement may be waived only in a written instrument executed by the Party granting such waiver. The failure at any time of a Party to require performance by any other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time

Exhibit 10.1
thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by any other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.
20.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each Party hereto. Except as provided below, neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part by a Party to any other Person without the prior written consent of each other Party or Parties (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) subject to Provider’s provision of prior written notice to Client and DigiCat, Provider may, without the consent of Client or DigiCat, (i) collaterally assign its rights under this Agreement to a lender to Provider, (ii) assign this Agreement and any right or obligation hereunder, or any portion hereof or thereof, to one or more Subsidiaries of Provider formed for the purpose of providing services such as the Services provided hereunder, provided that (A) any such Subsidiary is wholly owned by Provider, (B) Provider remains primarily liable for all of Provider’s obligations arising under this Agreement and also executes a guarantee of performance and payment by any such Subsidiary of all such obligations, in form and substance reasonably satisfactory to Client, (C) any such Subsidiary agrees in writing to be bound by this Agreement, and the assignment and assumption agreement is otherwise in form and substance reasonably satisfactory to Client, and (D) such assignment to any such Subsidiary shall automatically terminate and be of no further force or effect if at any time such Subsidiary is no longer wholly owned by Provider, and (b) Provider shall not be required to seek or obtain Client’s or DigiCat’s consent to any assignment or deemed assignment made in connection with (i) a bona fide sale of all or substantially all of Provider’s assets to a third party that is not a direct or indirect Affiliate of Provider, or (ii) the acquisition (via direct purchase, tender offer, merger, consolidation or otherwise) of a majority of Provider’s issued and outstanding equity interests by a third party that is not a direct or indirect Affiliate of Provider. Any attempted assignment in violation of this Section 20.3 shall be null and void.
20.4 Third Party Rights. Except to the extent provided in Section 9, nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person other than the Parties any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.
20.5 Choice of Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws thereof. Subject to Section 20.11, any judicial proceedings regarding a Dispute shall be pursued in the state or federal courts in the State of Arizona.
20.6 Headings. The headings of the Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

Exhibit 10.1
20.7 Entire Agreement. This Agreement, together with the Appendices, Exhibits and Schedules hereto and the agreements and instruments expressly provided for herein, as all of the foregoing may be amended from time to time in accordance with the terms hereof, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the Parties hereto with respect to the subject matter hereof.
20.8 Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.
20.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20.10 Further Assurances. Each Party shall execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform such Party’s obligations hereunder and to effectuate and evidence the assignment of Intellectual Property Rights under Section 10.1 of this Agreement.
20.11 Dispute Resolution. The Parties shall resolve any dispute, controversy or claim arising out of or relating to this Agreement, or to the negotiation, execution, performance, termination, interpretation or enforcement thereof (excluding (i) disputes that are subject to Section 5.7.3 above, and (ii) Third-Party Claims, which shall be subject to the procedures described in Section 9.4) (each, a “Dispute”)), as provided in this Section 20.11. The procedures set forth in this Section 20.11 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.
20.11.1 The Points of Contact shall first attempt in good faith to resolve any Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within fifteen (15) Business Days after one Point of Contact provides notice to the other Point of Contact of such Dispute, a Party may, by written notice to each other Party (“Escalation to Executive Notice”), refer such Dispute to the leadership of each Party (“Executive(s)”). If the Executives cannot resolve any Dispute during the time period ending fifteen (15) Business Days after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), either Party may initiate mediation under Section 20.11.2.

Exhibit 10.1
20.11.2 Subject to Section 20.11.1, either Party may, at any time after the Escalation to Mediation Date, submit the Dispute to JAMS for mediation by providing to JAMS a written request for mediation, setting forth the subject of the Dispute and the relief requested. Following the submission of a request for mediation, the Parties shall cooperate with JAMS and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The Parties covenant that they will use commercially reasonable efforts in participating in the mediation.
20.11.3 If the Parties cannot resolve the Dispute within thirty (30) Business Days after the submission of the Dispute to JAMS for mediation for any reason, including the failure of either Party to agree to any settlement proposed by JAMS, then either Party may proceed in the state or federal courts in the State of Arizona to pursue all remedies as contemplated by Article 13 above. Alternatively, the Parties may agree in writing to participate in voluntary binding arbitration regarding a Dispute. In such event, final and binding arbitration of the Dispute shall be conducted through JAMS, before a single arbitrator and in accordance with the JAMS Streamlined Arbitration Rules & Procedures. The Parties agree that the arbitration will be treated as Confidential Information to the extent permitted by Applicable Law and the fact of the arbitration and all details thereof shall not be disclosed to any third party except to the arbitrator. Any arbitration conducted pursuant to this Agreement shall be held in Tucson or Phoenix, Arizona. The Parties waive any argument that the selection of that venue is inconvenient or otherwise improper.
20.11.4 All costs of mediation and arbitration shall be borne equally by the Parties, provided that each Party shall be responsible for its own attorneys’ fees.
20.12 Certain Interpretive Matters.
20.12.1 Unless the context requires otherwise, (i) all references to Sections or Exhibits are to Sections or Exhibits of or to this Agreement, (ii) words in the singular include the plural and vice versa, (iii) the terms “include”, “includes” “including” means “include, includes or including without limitation,” and (iv) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual Section or portion hereof. All references to “$” or dollar amounts will be to lawful currency of the United States of America. All references to “$” or dollar amounts, or “%” or percent or percentages, shall be to precise amounts and not rounded up or down. All references to “day” or “days” will mean calendar days unless the provision specifically refers to Business Days.
20.12.2 No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.
[Signature Page Follows]

Exhibit 10.1

In witness whereof, the Parties have executed and delivered this Strategic Services Agreement as of the day and year first above written.
Provider:
ZOVIO INC
By: /s/ Andrew S. Clark
Name: Andrew S. Clark
Title: Founder, President and CEO

In witness whereof, the Parties have executed and delivered this Strategic Services Agreement as of the day and year first above written.
Client:
THE UNIVERSITY OF ARIZONA GLOBAL CAMPUS
By: /s/ Paul Pastorek
Name: Paul Pastorek
Title: Interim Chief Executive Officer

In witness whereof, the undersigned Party has executed and delivered this Strategic Services Agreement as of the day and year first above written, for purposes of agreeing to be bound by the rights, obligations and interests set forth in the DigiCat Binding Provisions hereof.

DigiCat:
THE ARIZONA BOARD OF REGENTS, for and on behalf of THE UNIVERSITY OF ARIZONA
By: /s/ Robert C. Robbins
Name: Robert C. Robbins
Title: President

Exhibit 10.1

EXHIBIT A

Adjustments to Applicable Percentage
Based on the Audited Financial Statements of Client for the seventh (7th) full Fiscal Year of the Initial Term (e.g. for the Fiscal Year ending June 30, 2028) or for any Fiscal Year thereafter:

If Client Net Tuition and Fees Revenue for the Applicable Fiscal Year Is:		Then the Percentage Used to Calculate Provider’s Participation Fee for the Immediately Following Fiscal Year Will Be:
Greater Than:
$440.0 million		19.5%
Equal to or Less Than:	But Greater Than:
$440.0 million	$430.0 million	18.1%
$430.0 million	$420.0 million	17.2%
$420.0 million	$410.0 million	16.5%
$410.0 million	$400.0 million	15.5%
$400.0 million	-	0.0%
___________________
(1) For clarity, based on the Audited Financial Statements of Client for the seventh (7th) full Fiscal Year of the Initial Term (e.g. for the Fiscal Year ending June 30, 2028) or for any full Fiscal Year thereafter, if Client Net Tuition and Fees Revenue is equal to or less than $400.0 million, then Client or Provider may terminate the Agreement pursuant to Section 6.3.1.
Exhibit A

Exhibit 10.1

EXHIBIT B

Description of Services
Pursuant to the terms and conditions of the Agreement, Provider shall provide to Client the specific bundle of student engagement, financial aid, institutional support, information technology, and support services described below.
Each heading marked below with an asterisk (*), along with the Services grouped under such heading, is a separate “Service Category” for purposes of the Agreement.
1. Recruiting*
a. Prospective Student and Applicant Recruitment and Pre-Applicant Screening. Provider will contact prospective students; pre-qualify prospective students and applicants relative to Client’s then-current admission criteria, assist prospective students with completing applications using Client’s then-current application materials, and forward complete application materials, for pre-qualified applicants to Client for admissions consideration via Client’s then-current application platform. Provider shall cause the foregoing communications to be undertaken consistent with scripts established from time to time, any and all of which shall be subject to Client’s prior approval.
b. Prospective Student and Applicant Advising and Services. Provider will serve as the Institution’s initial point of contact for prospective students and applicants. Provider will guide prospective students and applicants of the Institution through the application process including the provision of all information regarding the Institution, Programs, Courses, admission criteria, and related policies, procedures, and processes. Provider will develop, for Client review and approval, protocols and content that will govern Provider’s interactions with prospective students and applicants. Provider will develop, for Client’s review and approval, training programs for Provider’s personnel who interact with prospective students and applicants, and Provider will implement such Client-approved training programs as developed and approved. Provider shall cause the foregoing communications to be undertaken consistent with scripts established from time to time, any and all of which shall be subject to Client’s prior approval.
c. Prospective Student Marketing and Advertising. Provider will provide marketing and advertising services with prior approval by Client and as specified in the Annual Statement of Work, including but not limited to: the production of digital and print promotional materials; web page development; creation and placement of media including social media, and other digital content, for lead generation, brand development, and market research. All content and images will be approved by Client prior to use by Provider.
Exhibit B-1

Exhibit 10.1
d. Recruitment through Business Organizations. Provider will generate and maintain education partnerships with business organizations to obtain student applications from the employees of those organizations on behalf of Client. All agreements with education partner business organizations must be reviewed, approved, and cosigned by the business organization and Client, including but not limited to determination of institutional discounts, grants or financial terms offered to the partner or its employees.
e. Transcript Collection. Provider will request transcripts from other institutions on behalf of applicants and students and process receipt of student transcripts received from other institutions.
2. Student Finance, Financial Aid Processing, and Financial Aid Advising & Services*
a. Student Finance & Financial Aid Student Advising. Provider will advise Client’s applicants and students regarding institutional costs and financial aid budgets and payment options including eligibility for all types of available financial aid and institutional payment plans. Provider will also provide applicants and students of Client with counseling regarding student loan debt and repayment in accordance with standards of the Institution and will work with students to prevent default on student loans and appropriately refer students to Client’s third-party servicer(s) for default prevention management. Provider will advise students of account balances, the origin of charges, *payment options, and related Institutional policies that may impact the student’s eligibility for financial aid or require out-of-pocket payment, such as enrollment, attendance, and course grades and satisfactory academic progress policies.
*Types of financial aid and payment options include but are not limited to Federal (including Title IV), state(s), business organization partners, institutional grants, scholarships, discounts, and institutional payment plans, but, for the avoidance of doubt, unless otherwise stated in an applicable Annual Statement of Work, the Services specifically exclude Student Finance & Financial Aid Student Advising services about Veterans Education Benefits or Military Tuition Assistance for students utilizing for students utilizing them.
b. Financial Aid Processing Services. Provider will provide the following services:
i. subject to the Institution’s final approval, awarding, certifying, originating, and disbursing Title IV Program funds upon the successful collection of all required documents needed to fulfill both federal and institutional requirements, with certifications to be processed within [***] of receipt of all documents;
ii. delivering Title IV Program credit balance refunds to students (whether via cash, check, ACH, debit card, or other means), processing the return of Title IV Program funds for all Title IV Program students who have ceased to be enrolled
Exhibit B-2

Exhibit 10.1
at least half time, and providing financial counseling and entrance and exit loan counseling, including in person, by mail, or electronically;
iii. financial aid consulting, including financial aid staffing, interim management, processing support, and/or development and maintenance of written policies and procedures approved by the Institution; provided, that any policy and procedure updates that affect the processing of financial aid must be approved by the Institution before enacting;
iv. subject to the Institution’s final approval and in accordance with Applicable Law or the requirements of Educational Agencies, preparing and/or submitting required reports, including enrollment reporting to the National Student Loan Data System, the Integrated Postsecondary Education Data System, the Fiscal Operations report, and monthly and annual reconciliations of federal funds, preparing or disseminating required consumer information disclosures, including general, campus crime, drug and alcohol prevention, graduation rates, placement rates, and gainful employment disclosures; and
v. electronic storage and maintenance of Title IV Program-related records.
c. Collections Services. Provider will follow-up with the student if account balance payments due to Client are not made on a timely basis. Provider will offer, approve and follow-up on payment plans with student in accordance with the policies and procedures established by Client. Client determines when and under what circumstances students of the Institution are permitted to enroll or continue enrollment in school due to non-payment and when delinquent accounts are moved to an outside collections function to be managed by Client’s third-party servicers. Client oversees relationship with outside collections firms. Client collects and disburses all funds.
d. Document collection to produce completed student finance or financial aid application. Provider will provide Client with financial aid documents completed by each applicant and student as required by Client to establish eligibility and qualify the student for financial aid or other payment options. Certain documents will be a requirement for initial and continued student enrollment in the Institution as determined by Client. Access to documents provided by the students will be provided to Client on a real-time basis and through systems utilized by the Institution for administering financial aid, as well as through reports. Client reviews and approves all financial aid applications and establishes student eligibility, packages, and awards, and disburses and otherwise manages financial aid funds on behalf of its students. Client manages all financial aid funding options and relationships with government and private entities through which financial aid is attained for students on behalf of Client. Client receives, disburses, and otherwise manages all funds.
3. Student Program and Retention Advising*
Exhibit B-3

Exhibit 10.1
a. Student program and retention advising. Provider will assign a student program and retention advisor (a non-academic function) to each student to guide and serve as a primary and easily accessible expert resource to the student through his/her Program.
Provider will provide advisors to establish, monitor and adjust a degree completion plan and class schedule for each student; provide degree program advisement and help students navigate Institutional policies and procedures with a focus on student success and persistence. Advisors will accurately and timely advise a diversity of students on the Institution’s mission, including, but not limited to, characteristics, values, expectations and community standards of conduct; degree options, degree program progression, transfer credits, course options, and non-traditional options for earning credits; degree requirements; student attendance and class participation expectations, grades and academic requirements, enrollment requirements for re-entry after withdrawal, student finance options and related policies; best practices of successful students, student time management skills, student technical skills, classroom, student portal and resource navigation and access to available academic and support resources including but not limited to tutoring, writing support, disability services, wellness services, crisis services, honor societies, affinity groups, career resources and services, peer-mentoring; financial aid and services advising, appeal, complaint and grievance processes. Advising expertise and methodologies will adapt to fit the unique needs of sub-populations of students and may be altered in form and scope as specified in the Annual Statement of Work.
4. Institutional Support*
a. Data management and business analysis. On a mutually agreed upon frequency, manner and basis specified in the Annual Statement of Work, Provider will provide data and business analytics and intelligence services to support the business operations of Client.
b. Operational business reporting. On a mutually agreed upon frequency, manner and basis specified in the Annual Statement of Work, Provider will provide data and written reports to Client regarding its business and academic support operations.
c. Market surveys of possible future programs. As specified in the Annual Statement of Work, Provider will identify the potential viability of future programs and will assist in appropriate market surveys.
5. Information Technology*
a. IT Platform access and management. Provider will provide the IT Platform to Client for access by its employees and students. A comprehensive list of the components and services included in the IT Platform shall be included as a schedule within each Annual Statement of Work. Provider will exercise commercially reasonable efforts to add additional IT components and services to the IT Platform from time to time
Exhibit B-4

Exhibit 10.1
during the year as reasonably requested by Client. Provider will manage the IT Platform and all relationships with vendors providing services to Provider with respect to the IT Platform. In the course of providing the Services, and with Client’s input, Provider will use commercially reasonable efforts to modernize and improve the systems and functionality of the IT Platform for the benefit of the Institution’s faculty and students. Provider will utilize a common access and control authentication mechanism that allows Client to access the IT Platform in accordance with mutually agreeable authorization protocols and policies.
b. IT Platform, network, and technology support. Provider will support the IT Platform and provide such additional platform, network, and technology support services for Client’s employees and students as specified in each Annual Statement of Work or otherwise requested by Client from time to time in a Services Addendum.
c. Additional IT services and capabilities. Provider will provide those software and technology capabilities to Client as are currently provided to the Institution as of the Effective Date. Following the Effective Date and during the Term, Provider will work together with Client to develop the list of IT Platforms and services for inclusion as the IT Platform schedule within the Annual Statement of Work. The schedule will include: (i) needed services, support services, and capabilities; (ii) remediation timeline for addressing limitations related to the services or capabilities requested; and (iii) the Direct Cost Charge associated with such services or capabilities requested.
d. IT governance and service levels. On a mutually agreed upon frequency, manner and basis specified in the Annual Statement of Work, Provider will perform IT services for Client in accordance with the applicable performance and service level operational metrics for IT services provided in such Annual Statement of Work (collectively, “Service Levels”). Provider will conduct periodic reviews to report performance, identify performance issues and provide remediation plans to Client. Performance metrics, reporting format, reporting periods, service credits and other remedies for failure to meet Service Levels, and content of periodic reviews relating to the Service Levels will be defined and agreed upon by Provider and Client in each Annual Statement of Work.
e. Change management. Provider recognizes that the IT Platform systems and services delivered under the scope of Services are critical to Client business operations. Any changes proposed by Provider that will have any impact on the availability and performance of the IT Platform and systems and any impact on the user experience of students, employees and business partners shall be reviewed, approved by and coordinated with Client. The Change Management procedure and approvals shall be documented as part of the Annual Statement of Work.
f. Project support. Client will need periodic engineering support to make modifications, extract data, refine workflows and/or integrate functionality involving IT systems under scope of the Services and Client’s other systems. On a non-exclusive basis, Provider shall make available a project pool of IT engineering hours as specified in each Annual Statement of Work. These hours shall be used at Client’s discretion for
Exhibit B-5

Exhibit 10.1
stipulated projects and shall be staffed by Provider’s engineers. Provider will make available a mechanism for Client to initiate such requests and will meet on a regular basis with Client personnel to prioritize, review and track progress on them, and report used hours. The Direct Cost Charges Budget provided by Provider will specify a mutually agreeable blended hourly rate for project support services provided under this paragraph, and the Direct Cost Charges included in the Services Fees for such services will be equal to the number of project pool hours actually used by Client multiplied by such blended hourly rate. For the avoidance of doubt, the Services described in this paragraph shall not be exclusive, and Client shall be free to provide such services for itself or obtain such services from third parties.
g. IT Platform roadmaps. Provider will apply commercially reasonable efforts to enhance the IT systems and services within the IT Platform over the Term of this Agreement and will follow commercially reasonable quality assurance procedures for the IT Platform. Such procedures may include checkpoint reviews, testing, acceptance, and other procedures, in each case as identified and agreed in the applicable Annual Statement of Work. Provider shall conduct a yearly review of the IT Platform, the proposed new features and the multiyear roadmap with Client. These features will be mutually agreed upon and documented as part of the Annual Statement of Work.
h. Data collection, generation and protection. Provider will engage, collect and generate data and Personal Information on behalf of Client. This data and Personal Information can be used by Provider, but the Personal Information belongs to Client and should be made available in a structured, commonly used and machine-readable format to be specified by mutual agreement, during the Term of this Agreement and upon Termination. Client is free to leverage and use the data and Personal Information at any point in time to conduct its business independently of Provider’s use of data and Personal Information in conjunction with the Services. The Parties will protect Personal Information collected and generated on behalf of Client in accordance with Applicable Law and this Agreement.
6. Support Services for Academics*
a. Instructional design and project management for the development and integration of curriculum content into Provider’s learning management system (LMS). Provider will work in partnership with Client-designated faculty and respond to requests for Program and Course design as well as the refresh of existing online Programs and Courses with innovative design techniques, as specified in the Annual Statements of Work. Provider will make recommendations, for approval by Client, with respect to presentation of Course Materials for the Courses that make use of the available technologies and methods embodied in the IT Platform. Course shell, innovative design elements, and timelines for Program and Course design and Course refresh will be articulated in the Annual Statement of Work. Provider shall also provide other related support and presentation of Course Materials in the Course shells as reasonably requested by Client in writing.
Exhibit B-6

Exhibit 10.1
b. License and copyright management. Provider will work in partnership with Client-designated faculty to identify and seek to secure for Client licenses for, or otherwise seek to procure, such academic resources relevant to the Programs and Courses as Client may request from time to time.
c. Digital text and course materials platform. Provider will provide, maintain, and support (including via regular updates and releases) a platform and system for digital texts and other Course Materials utilized in Programs and Courses, which platform will be available to students and faculty and include, to the extent commercially reasonable, the following features: search by author, vetting and onboarding; manuscript development and revision; media asset development and revision; permissions and copyrights; editorial production; cross platform capabilities (including with prevailing mobile technology); training materials; and such additional features as may be customary for such platforms and systems or otherwise reasonably requested by Client from time to time and included in the Annual Statement of Work.
d. Learning outcomes measurement system. Provider will provide, maintain, and support (including via regular updates and releases) a platform and system for learning outcomes measurement, which platform will be available to students and faculty and include, to the extent commercially reasonable, the following features: cross platform capabilities (including with prevailing mobile technology); training materials; and such additional features as may be customary for such platforms and systems or otherwise reasonably requested by Client from time to time and included in the Annual Statement of Work.
e. Support for accessibility-related course needs. Provider will ensure that all Courses and Provider IP (including specifically the generic design templates for Client’s website and portal) are compliant with Federal, State and local requirements for accessibility, to the extent applicable.
f. Writing and tutoring services. Provider will provide writing and tutoring services and will select any third-party vendor services or products utilized in connection with such services. Charges for such services will be at market rates.
g. Student and faculty help desk. Provider will provide 24-7 Course support and “help desk” services for faculty and students on its own or through coordination with third-party partners. Support services will include technology support for use of the IT Platform for online Courses, library support, and writing center support services. Provider will integrate such support services with Client’s help desk for escalations and hand-offs of student and faculty contacts that are out of scope of Provider’s support service obligations or otherwise require Client personnel to follow up or resolve cases.
h. Library administration, including librarians and collection curation. Provider will provide and administer such library services as Client may request from time to time and included in the Annual Statement of Work to support the academic needs of the Institution, which services, to the extent commercially reasonable, may
Exhibit B-7

Exhibit 10.1
include provision of qualified librarians, acquisition, curation, expansion, discontinuation, and maintenance of library holdings and collections, and provision of library support services for faculty and students.
i. Writing center support service. Provider will provide and administer such writing center support services as Client may request from time to time and included in the Annual Statement of Work to support the academic needs of the Institution.

Exhibit B-8

Exhibit 10.1

EXHIBIT C
Legal and Regulatory Compliance Standards

EXHIBIT D
Flow Down Terms Relating to Block A Marks

ATTACHMENT 1 TO EXHIBIT D
THE BLOCK A MARKS

ATTACHMENT 2 TO EXHIBIT D
PERMITTED PURPOSES

ATTACHMENT 3 TO EXHIBIT D
MANDATORY STANDARDS AND CRITERIA

Exhibit E
Key Performance Indicators (KPIs)